Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

QOL Medical, LLC,

QOL-EOS Merger Sub, Inc.

and

Evoke Pharma, Inc.

Dated as of November 3, 2025

Page

ARTICLE I DEFINITIONS & INTERPRETATIONS		2

1.1	Certain Definitions	2
1.2	Certain Interpretations	14

ARTICLE II THE OFFER		15

2.1	The Offer	15
2.2	Company Actions	20

ARTICLE III THE MERGER		22

3.1	The Merger	22
3.2	The Effective Time	22
3.3	The Closing	22
3.4	Effect of the Merger	22
3.5	Certificate of Incorporation and Bylaws	23
3.6	Directors and Officers	23
3.7	Effect on Capital Stock	23
3.8	Payment for Company Securities	27
3.9	No Further Ownership Rights in Company Shares	30
3.10	Lost, Stolen or Destroyed Certificates	31
3.11	Further Actions	31

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		31

4.1	Organization and Qualification	31
4.2	Capitalization	32
4.3	Corporate Power; Enforceability	33
4.4	Company Board Approval	34
4.5	Stockholder Approval	34
4.6	Consents and Approvals; No Violation	34
4.7	Reports; Financial Statements	35
4.8	NASDAQ; Sarbanes-Oxley Compliance	36
4.9	Off Balance Sheet Arrangements	37
4.10	No Undisclosed Liabilities	37
4.11	Absence of Certain Changes	37
4.12	Schedule TO; Schedule 14D-9	37
4.13	Brokers; Certain Expenses	38
4.14	Employee Benefit Matters/Employees	38
4.15	Litigation	40
4.16	Tax Matters	40
4.17	Compliance with Law; Permits	42
4.18	Environmental Matters	42
4.19	Intellectual Property	43
4.20	Data Privacy and Security	44

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(Continued)

Page

4.21	Real Property	44
4.22	Material Contracts	45
4.23	Regulatory Compliance	47
4.24	Insurance	49
4.25	Certain Payments	49
4.26	Related Party Transactions	49
4.27	Opinion of Financial Advisor of the Company	50
4.28	State Takeover Statutes Inapplicable	50
4.29	Eversana Matters	50
4.30	No Other Representations or Warranties	51

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		51

5.1	Organization and Qualification	51
5.2	Authority	51
5.3	Schedule TO; Schedule 14D-9	52
5.4	Consents and Approvals; No Violation	53
5.5	Litigation	53
5.6	Interested Stockholder	53
5.7	Financial Statements; Sufficient Funds	53
5.8	No Other Operations	54
5.9	Brokers	54
5.10	Absence of Certain Arrangements	54
5.11	No Other Representations or Warranties	54

ARTICLE VI COVENANTS OF THE COMPANY		55

6.1	Conduct of Business of the Company	55
6.2	No Solicitation	59
6.3	Company Board Recommendation	61
6.4	Company 401(k) Plan	63
6.5	Company Non-Employee Director Compensation Policy	64

ARTICLE VII ADDITIONAL COVENANTS		64

7.1	Reasonable Best Efforts	64
7.2	Merger	65
7.3	Public Statements and Disclosure	65
7.4	Anti-Takeover Laws	66
7.5	Access	66
7.6	Section 16(b) Exemption	67
7.7	Directors’ and Officers’ Indemnification and Insurance	67
7.8	Employee Matters	69
7.9	Obligations of Merger Sub	69
7.10	Certain Litigation	69
7.11	Delisting; Deregistration	70
7.12	14d-10 Matters	70
7.13	Parent Stockholder Consent	70

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(Continued)

Page

7.14	Payoff; Other Eversana Matters	70
7.15	FIRPTA Certificate	71

ARTICLE VIII CONDITIONS TO THE MERGER		71

8.1	Purchase of Company Shares	71
8.2	No Legal Prohibition	71

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		71

9.1	Termination Prior to the Acceptance Time	71
9.2	Notice of Termination; Effect of Termination	74
9.3	Fees and Expenses	74
9.4	Amendment	76
9.5	Extension; Waiver	76

ARTICLE X GENERAL PROVISIONS		77

10.1	Survival of Representations, Warranties and Covenants	77
10.2	Notices	77
10.3	Assignment	78
10.4	Confidentiality	78
10.5	Entire Agreement	78
10.6	Third Party Beneficiaries	79
10.7	Severability	79
10.8	Remedies	80
10.9	Governing Law	80
10.10	Consent to Jurisdiction	80
10.11	WAIVER OF JURY TRIAL	81
10.12	Disclosure Letter References	81
10.13	No Presumption Against Drafting Party	82
10.14	Counterparts	82

Annexes

A – Conditions to the Offer

B – Certificate of Incorporation of the Surviving Corporation

C – Bylaws of the Surviving Corporation

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 3, 2025, by and among QOL Medical, LLC, a Delaware limited liability company (“Parent”), QOL-EOS Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Evoke Pharma, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent has agreed to cause Merger Sub to, and Merger Sub has agreed to, commence a tender offer (as it may be extended, amended or supplemented from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Shares”) for $11.00 per Company Share, subject to applicable withholding, in cash, without interest thereon (the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, as soon as practicable following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is outstanding immediately prior to the Effective Time and not validly tendered and irrevocably accepted for purchase pursuant to the Offer (other than Canceled Company Shares and Dissenting Company Shares) will thereupon be canceled and converted into the right to receive the Offer Price, and the Company will survive the Merger as a wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend for the Merger to be governed by, and effected under, Section 251(h) of the DGCL pursuant to the terms of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement and consummate the transactions contemplated hereby in accordance with the DGCL, (ii) adopted, approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (iii) resolved that this Agreement and the Merger be effected under Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time without a vote of the Company Stockholders, (iv) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer, and (v) to the extent necessary, adopted a resolution having the effect of causing this Agreement and the transactions contemplated hereby not to be subject to any Takeover Provision that might otherwise apply to the transactions contemplated hereby;

WHEREAS, (i) the Board of Directors of each of Parent and Merger Sub have (A) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, and (B) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein and (ii) the Board of Directors of Merger Sub has recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement by written consent in lieu of a meeting effective immediately following the execution and delivery of this Agreement;

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution of this Agreement, the directors and Key Employees of the Company, and certain Company Stockholders and holders of Company Warrants, in each case, have entered into and delivered to Parent and Merger Sub tender and support agreements in connection with the Offer and the Merger (each, a “Support Agreement”), pursuant to which, among other things, such directors and Key Employees and certain Company Stockholders and holders of Company Warrants have agreed to tender their Company Shares to Merger Sub in the Offer and (to the extent applicable) to make an election with respect to the exercise and surrender of their Company Warrants, contingent upon the Effective Time occurring;

WHEREAS, concurrently with the execution of this Agreement, the Company and Merger Sub have entered into transition services agreements with each of the Key Employees of the Company; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that (a) contains confidentiality and non-use provisions that are not, in the aggregate, less favorable to the Company than the terms of the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals, and (b) does not contain any provisions prohibiting or otherwise restricting the Company from (or the counterparty otherwise expressly permits in writing) making any of the disclosures required to be made to Parent, or otherwise complying with the Company’s obligations, under Section 6.2 or Section 6.3.

“Acceptance Time” shall mean the date and time of the irrevocable acceptance for payment by Merger Sub of Company Shares validly tendered and not validly withdrawn pursuant to and subject to the conditions of the Offer.

“Acquisition Proposal” shall mean any inquiry, request for information, offer or proposal (other than an inquiry, request for information, offer or proposal by or on behalf of Parent or Merger Sub or any of their respective Affiliates) to engage in an Acquisition Transaction or that would reasonably be expected to lead to an inquiry, offer or proposal for an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than twenty percent (20%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company; (b) any share issuance, merger, consolidation, business combination, recapitalization, reorganization, tender offer, self-tender, exchange offer, stock acquisition, binding share exchange or other similar transaction involving the Company (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold Company Shares representing more than twenty percent (20%) of the voting power of the surviving entity or (ii) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold Company Shares representing less than eighty percent (80%) of the voting power of the surviving entity after giving effect to the consummation of such transaction; (c) any sale, exclusive license or disposition of (whether through any merger, reorganization, consolidation, asset acquisition, business combination, recapitalization, liquidation, or dissolution), or joint venture or other similar transaction involving more than twenty percent (20%) of the assets of the Company determined on a fair market value basis; (d) any liquidation or dissolution of the Company; (e) any sale of the rights of, license (other than any non-exclusive and non-material license granted by the Company in the ordinary course of business or expressly permitted to be granted by the Company by Section 6.1) of, or joint venture or other similar transaction involving any Company Product; or (f) any combination of the foregoing; provided, however, the Offer, the Merger and the other transactions contemplated hereby shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Business Day” (i) shall mean any day other than a Saturday or Sunday or any day on which commercial banks in the State of California or the State of Florida are authorized or required by applicable Law to remain closed, (ii) solely for purposes of Section 2.1(d), shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act, and (iii) solely for the purposes of determining the Closing Date, shall mean any day other than a Saturday or Sunday or any day on which the Secretary of State of Delaware is authorized or required by applicable Law to remain closed.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company 401(k) Plan” shall mean the Evoke Pharma, Inc. Retirement Savings Plan.

“Company ESPP” shall mean the Company’s 2013 Employee Stock Purchase Plan, as amended.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned or purported to be owned by the Company, co-owned by the Company, or exclusively licensed to the Company.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each an “Effect,” and collectively, “Effects”) that, individually or in the aggregate with all other Effects, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or (ii) prevents, materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, the ability of the Company to consummate the Offer or the Merger by the Termination Date; provided, however, that for purposes of clause (i) only, no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (a) through (f) in this definition below, to the extent such Effects disproportionately and adversely affect the Company relative to other similarly situated companies operating in the biopharmaceutical industry (in which case, only the incremental disproportionate impact or Effects may be taken into account in determining whether there has occurred a “Company Material Adverse Effect”):

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) general conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) general conditions (or changes in such conditions) in the biopharmaceutical industry;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (including any acts of war in connection with the current disputes involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Lebanon, Syria or Iran);

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) changes in Law or other legal or regulatory conditions (or the enforcement, implementation or interpretation thereof), or changes in GAAP or other accounting standards (or the interpretation thereof), in each case, occurring after the date of this Agreement;

(g) the announcement of this Agreement, or the pendency or consummation of the transactions contemplated hereby, including the identity of Parent, Merger Sub or their Affiliates;

(h) (i) any results, outcomes, data, adverse events, side effects or safety observations, in each case, arising from any nonclinical or clinical studies or trials that are or have been conducted by or on behalf of the Company or any competitor of the Company (or the announcements thereof), (ii) results of meetings with the FDA or other Governmental Authority (including any communications from any Governmental Authority in connection with such meetings) relating to any products or product candidates of the Company or any competitor, (iii) the determination by, or the delay of a determination by, the FDA or any other Governmental Authority, or any panel or advisory body empowered or appointed thereby, with respect to the clinical hold, acceptance, filing, designation, approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance of any of the Company’s or any competitor’s product candidates, (iv) FDA approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with any of the Company’s product candidates, or any guidance, announcement or publication by the FDA or other Governmental Authority relating to any products or product candidates of the Company or any competitor, or (v) any manufacturing or supply chain disruptions or delays affecting any Company Product (to the extent not caused by any action or omission of the Company), or any developments relating to reimbursement, coverage or payor rules with respect to any Company Product;

(i) any recommendations, statements or other pronouncements published or proposed by professional medical organizations or any Governmental Authority, or any panel or advisory body empowered or appointed thereby, relating to any products or product candidates of the Company or any of its competitors;

(j) any actions by the Company or the failure by the Company to take action, in each case, to which Parent has expressly consented in writing, or which Parent has expressly requested or approved in writing or the taking of any action by the Company expressly required by this Agreement, or the Company’s failure to take any action expressly prohibited by this Agreement;

(k) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition of a Company Material Adverse Effect); or

(l) any Transaction Litigation;

except, with respect to the preceding clauses (h) and (i), to the extent any such Effect results from (1) any action taken (or the failure to take any action) by or at the express direction of the Company constituting fraud or violation of applicable Law or (2) any willful and material failure on the part of the Company to comply with the approved clinical protocol for the development of any product or product candidate, unless Parent shall have consented in writing to the taking or failure to take any such action.

“Company Non-Employee Director Compensation Policy” shall mean the Evoke Pharma, Inc. Non-Employee Director Compensation Policy.

“Company Option” shall mean an option to purchase Company Shares.

“Company Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of the Company.

“Company Product” shall mean any pharmaceutical product that is being commercialized, manufactured, sold or distributed by or on behalf of the Company and that is owned by, licensed to, or otherwise used in the business of, the Company.

“Company Registered Intellectual Property Rights” shall mean all Registered Intellectual Property Rights within the Company Intellectual Property Rights.

“Company Stock Plan” shall mean the Company’s 2013 Equity Incentive Plan, as amended.

“Company Stockholders” shall mean holders of Company Shares prior to the Effective Time in their capacity as such.

“Company Warrants” shall mean any warrant to purchase or otherwise acquire Company Shares that is, at the time of determination, unexercised or unsettled.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“Data Protection Laws” shall mean any Laws applicable to the Company relating to the Processing of data, data privacy, data protection, data security and data breach or security incident notification.

“Data Protection Requirements” shall mean (a) all applicable Data Protection Laws and (b) the Company’s published and written statements, policies or notifications relating to the Company’s Processing of Personal Information and/or data privacy and data security practices.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Environmental Law” shall mean all Laws relating in any way to the environment, pollution, preservation or reclamation of natural resources, the presence, management, manufacture, processing, distribution, transport, threatened Release, or Release of, or exposure to, Hazardous Substances, or to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Eversana” shall mean Eversana Life Science Services, LLC.

“Eversana CSA” shall mean that certain Commercial Services Agreement, dated as of January 21, 2020, by and between the Company and Eversana, as amended by that Amendment No. 1, effective as of February 1, 2022 (the “First Amendment to CSA”), by and between the Company and Eversana, as further amended by that Amendment No. 2 to Master Services Agreement, effective as of November 3, 2022 (the “Second Amendment to CSA”), by and between the Company and Eversana, and further modified and amended by that certain Letter Agreement concerning the Eversana CSA, dated October 29, 2025 (the “Eversana Side Letter”).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“Final Offering Period” shall mean the offering period under the Company ESPP in effect on the date hereof.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the safety, efficacy, testing, quality, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Governmental Official” shall mean any official or employee of any Governmental Authority, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority, political party, or public international organization.

“Hazardous Substance” shall mean any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, or is regulated under any Environmental Law due to a potential to cause harm or injury to human health, natural resources or the environment or would reasonably be expected to give rise to liability or any obligation to remediate under any applicable Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Health Care Laws” shall mean the Federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C.

§ 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, in each case, as amended and the regulations promulgated thereunder.

“Incidental Contracts” shall mean all (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services, (b) material transfer agreements, (c) Contracts that are ancillary to a sale of products or services to customers or the purchase or use of software, services, equipment, reagents or other materials, (d) non-disclosure agreements entered into in the ordinary course of business, (e) non-exclusive license agreements for cell lines, viruses and research tools, (f) non-material services agreements entered into in the ordinary course of business and (g) offer letters, employment agreements, consulting or contractor agreements and invention assignment agreements entered into with employees and contractors of the Company.

“Indebtedness” shall mean, with respect to any Person, without duplication, as of the date of determination: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by a Lien on property or assets owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (d) all letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person, to the extent drawn upon, (e) obligations for the deferred purchase price of property or services, (f) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (g) capital lease obligations, (h) all guarantees of such Person of any Indebtedness of any other Person, and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h). For purposes of this Agreement, Indebtedness of the Company shall include the Loan Agreement and shall exclude any account payables incurred in the ordinary course of business.

“Intellectual Property Rights” shall mean any and all intellectual property and similar proprietary rights throughout the world, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisional, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, term extensions, confirmations, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs or other names and locators associated with the internet, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith and symbolized thereby, (c) works of authorship (whether or not copyrightable) and all copyrights, copyrightable works, derivative works, including registrations and applications for registration thereof, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation, (d) software, including all source code, object code, firmware, development tools files, records and data, all media on which any of the foregoing is recorded, and all related documentation, (e) all inventions, invention disclosures, improvements, formulae, customer lists, trade secrets, know-how

(including recipes, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data, databases, data collections, confidential information and other proprietary rights and intellectual property, whether patentable or not, and all documentation relating to any of the foregoing, and (f) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing clauses (a) through (e) anywhere in the world.

“Intervening Event” shall mean a material Effect occurring after the date of this Agreement that (a) was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement and (b) does not relate to (i) an Acquisition Proposal, (ii) any change, in and of itself, in the market price or trading volume of the Company Shares, (iii) any change in conditions generally (including any regulatory changes) affecting the biopharmaceutical industry, or (iv) the fact that the Company exceeds any internal or published industry analyst projections or forecasts or estimates of revenue, earnings or other financial or operating metrics for any period; provided, however, that the underlying cause of any Effect in the preceding clauses (ii) or (iv) may constitute or be taken into account in determining whether there has been an Intervening Event.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall mean the computer systems, networks, hardware, digital storage media, applications and software of the Company.

“Key Employees” shall mean the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the Key Employees after reasonable inquiry, and (b) with respect to Parent or Merger Sub, the actual knowledge of the executive officers of Parent after reasonable inquiry.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling, Order, treaty or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, or (b) claims, charges, audits, investigations, litigations, arbitrations or other proceedings, in each of (a) and (b), by or before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Loan Agreement” shall mean that certain Loan Agreement, dated as of January 21, 2020, by and between the Company and Eversana.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

“NASDAQ” shall mean The Nasdaq Capital Market.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, clearances, approvals, classifications, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default and which are not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, and minor imperfections in title, in each case, that do not materially and adversely impact the current use of the affected property; (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (e) with respect to leased, subleased, licensed or sublicensed personal property or Intellectual Property Rights, the terms and conditions of the lease or license applicable thereto to the extent such lease or license is entered into in the ordinary course of business and, with respect to any licenses to Intellectual Property Rights, where the grant of rights to use any Intellectual Property Rights are non-exclusive and are incidental to, and not material to, performance under the applicable Contract; (f) with respect to leased or subleased real property, the terms and conditions of the Real Property Lease applicable thereto; (g) pledges or deposits made in the ordinary course of business in connection with obligations in respect of (1) surety or appeal bonds, bid or performance bonds, bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), statutory obligations or other obligations of a like nature and (2) leases in the ordinary course of business; (h) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums; and (i) Liens described in Section 1.1(b) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” shall have the same meaning as “personal data,” “personal information,” or “protected health information,” under applicable Data Protection Laws.

“Process” or “Processing” shall mean, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal or combination of such data.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by such Person.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide, written Acquisition Proposal made after the date hereof by a third party on terms that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel and its financial advisor(s), taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, to be more favorable to the Company Stockholders from a financial point of view than the terms of the Offer and Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal), and is reasonably likely to be consummated on the terms proposed without undue delay; provided, however, that for purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in this definition of a “Superior Proposal,” all references to (a) “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority” and (b) “less than eighty percent (80%)” shall be deemed to be references to “less than a majority.”

“Takeover Provisions” shall mean any “moratorium”, “control share acquisition”, “fair price”, “interested stockholder”, “affiliate transaction”, “business combination” or other anti-takeover Laws, including Section 203 of the DGCL, or similar state anti-takeover Laws and regulations, and any similarly restrictive provision in the certificate of incorporation or bylaws or other governing or organizational documents of the Company.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, Medicare, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax (or any duties, imposts, fees, assessments or other governmental charges in the nature of a tax) imposed by any Taxing Authority, including any interest, penalty or addition to tax imposed by such Taxing Authority, and in each case whether disputed or not.

“Tax Return” shall mean any report, declaration, return, information return, claim for refund, or statement filed with, or required to be filed with, any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.

“Trade Controls Laws” shall mean any U.S. and any applicable non-U.S. Laws pertaining to economic and trade sanctions, export and import controls, customs and antiboycott Laws, including U.S. economic and trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the International Traffic in Arms Regulations administered and enforced by the Department of State’s Directorate of Defense Trade Controls, the Export Administration Regulations administered and enforced by the U.S. Department of Commerce’s Bureau of Industry and Security, Section 999 of the Code, U.S. customs regulations and foreign trade Laws.

“UCC” shall mean, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would reasonably cause or constitute a material breach of this Agreement.

1.2 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) The term “or” is not exclusive.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i) References to “$” and “dollars” are to the currency of the United States of America.

(j) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a Company Material Adverse Effect under this Agreement.

(k) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(l) Except as otherwise specified, (i) references to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(m) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(n) Where used with respect to information, the phrases “provided”, “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives including, in the case of “made available” to Parent or Merger Sub or its Representatives, material that has been posted in the virtual “data room” hosted by Donnelly Financial Services and maintained by the Company in connection with the transactions contemplated by this Agreement, at least twenty-four (24) hours prior to the date hereof.

(o) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX and the Company shall have provided to Parent and Merger Sub all information reasonably required to be provided by it pursuant to Section 2.1(g) and is prepared in accordance with Section 2.2 to file with the SEC, and to disseminate to the Company Stockholders, the Schedule 14D-9 on the same date as Merger Sub commences (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the outstanding Company Shares (other than any Company Shares owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case as of the commencement of the Offer) at a price per Company Share, subject to the terms of Section 2.1(c), equal to the Offer Price. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders as and to the extent required by United States federal securities Laws and contains the terms and conditions set forth in this Agreement and in Annex A. Each of Parent and Merger Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment and pay for any Company Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject only to:

(i) the condition (the “Minimum Condition”) that, as of immediately prior to the Expiration Time, there be validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Company Shares that, together with the Company Shares then owned by Parent, Merger Sub and any of their direct or indirect wholly owned Subsidiaries (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer (as such terms are defined by Section 251(h) of the DGCL)), represents at least one more Company Share than the sum of (x) 50% of the total number of outstanding Company Shares, plus (y) the aggregate number of Company Shares issuable to holders of Company Options for which the Company has received valid notices of exercise and for which payment of any applicable exercise price has been made in accordance with the terms of the Company Stock Plan and applicable award agreement prior to the expiration of the Offer (and in respect of which Company Shares have not yet been issued to the exercising holder of such Company Option), plus (z) the aggregate number of Company Shares issuable to holders of Company Warrants for which the Company has received valid notices of exercise and for which payment of any applicable exercise price has been made in accordance with the terms of the applicable Company Warrant prior to the expiration of the Offer (and in respect of which Company Shares have not yet been issued to the exercising holder of such Company Warrant), as of immediately prior to the Expiration Time; and

(ii) the satisfaction or waiver by Parent and Merger Sub of the other conditions set forth in Annex A (as they may be amended by Parent and Merger Sub in accordance with this Agreement).

(b) Waiver of Conditions. Parent and Merger Sub expressly reserve the right, at any time and from time to time, to waive, in whole or in part, any of the conditions to the Offer, to make any change in the terms of or conditions to the Offer in a manner consistent with the terms of this Agreement or to increase the Offer Price; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company, Parent and Merger Sub may not (and Parent shall not permit Merger Sub to) (i) waive or modify the Minimum Condition, the condition set forth in clause (B)(1) of Annex A, or the condition set forth in clause (B)(5) of Annex A, or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, (C) extends the Offer or the Expiration Time, except as permitted or required by Section 2.1(d), (D) imposes conditions or requirements on the Offer other than those set forth in Annex A, (E) amends or modifies any term or condition of the Offer in any manner that is (or reasonably would be expected to be) adverse to the Company Stockholders or (F) would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(c) Adjustments to the Offer Price. Notwithstanding anything in this Agreement to the contrary, if, at any time occurring on or after the date hereof and prior to the Acceptance Time, any change in the outstanding equity interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Offer Price will be equitably adjusted to reflect such change and provide the holders of each Company Share the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(c) shall be construed to permit the Company to take any such action without the consent of Parent if required under Section 6.1 or to the extent otherwise prohibited by the terms of this Agreement.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall initially expire at one minute after 11:59 p.m., New York time, on the twentieth (20th) Business Day following the commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) promulgated under the Exchange Act) unless otherwise agreed to in writing by Parent and the Company (as such date and time may be extended, the “Expiration Time”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement, unless this Agreement has been terminated in accordance with its terms:

(A) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for the minimum period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or NASDAQ or their respective staff (including in order to comply with the Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or NASDAQ or their respective staff, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; or

(B) If, as of any then-scheduled Expiration Time, any of the conditions to the Offer set forth on Annex A are not satisfied or waived by Parent or Merger Sub (if permitted hereunder), Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten (10) Business Days each (or any longer period as may be approved in advance in writing by the Company and Parent) in order to permit the satisfaction of all of the conditions to the Offer; provided, however, that if the sole then-unsatisfied condition to the Offer is the Minimum Condition, Merger Sub shall not be required to extend the Offer on more than three (3) occasions in consecutive periods of up to ten (10) Business Days each (the length of such period to be determined by Parent and Merger Sub, and each such period to end at 11:59 p.m. (New York City time) on the last Business Day of such period) (or such other period as may be approved in advance in writing by the Company and Parent);

provided, however, that the foregoing clauses (A) or (B) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to and in accordance with the terms of Article IX.

(iii) Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(iv) Notwithstanding any other provision in this Agreement to the contrary, in no event shall Parent or Merger Sub extend the Offer beyond the Termination Date without the prior written consent of the Company.

(v) If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is validly terminated in accordance with Article IX prior to the Acceptance Time, Merger Sub shall, and Parent shall cause Merger Sub to, promptly return or cause to be returned all tendered Company Shares to the registered holders thereof.

(vi) The Company agrees that no Company Shares held by the Company will be tendered pursuant to the Offer.

(e) Payment for Company Shares. On the terms and subject to the conditions set forth in this Agreement and the Offer, including the satisfaction of all conditions to the Offer set forth in Annex A, Merger Sub shall (and Parent shall cause Merger Sub to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with Section 2.1(d)(ii)), but in any event within one (1) Business Day thereof, irrevocably accept for payment, and, at or as promptly as practicable following the Acceptance Time, but in any event within two (2) Business Days thereof, pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer; provided that with respect to Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Merger Sub shall be under no obligation to make any payment for such Company Shares unless and until such Company Shares are delivered in settlement or satisfaction of such guarantee. Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds that are necessary to pay for any and all Company Shares that Merger Sub becomes obligated to purchase pursuant to the Offer and this Agreement. For the avoidance of doubt, Merger Sub shall not, without the prior written consent of the Company, accept for payment or pay for any Company Shares if, as a result, Merger Sub would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The Offer Price payable in respect of each Company Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid, without interest, in cash, subject to any withholding Taxes payable in respect thereof pursuant to applicable Law and Section 3.8(e). The Company shall register the transfer of any Company Shares irrevocably accepted for payment effective as soon as reasonably practicable after the Acceptance Time; provided that Merger Sub shall have paid for such Company Shares concurrently with such transfer.

(f) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Merger Sub shall:

(i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the Letter of Transmittal and summary advertisement, if any, and other required or customary ancillary documents and exhibits, in each case, in respect of the Offer (together with any supplements or amendments thereto, and including all exhibits thereto, the “Offer Documents”);

(ii) deliver a copy of the Offer Documents to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice to NASDAQ of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Offer Documents, to NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) cause the Offer Documents to be disseminated to all Company Stockholders as and to the extent required by applicable Law (including the Exchange Act).

(g) Review; Comment Period. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply as to form in all material respects with the requirements of applicable Law. The Company shall promptly furnish in writing to Parent and Merger Sub all information concerning the Company and the directors and officers of the Company that is required by applicable Law to be included in the Schedule TO or the other Offer Documents so as to enable Parent and Merger Sub to comply with their obligations under this Section 2.1(g) and, unless the Company Board (or a committee thereof) has effected a Company Board Recommendation Change in accordance with Section 6.3, shall allow Parent and Merger Sub to include the Company Board Recommendation in the Offer Documents. Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding the Company, the Company Stockholders and the directors and officers of the Company that is necessary to include in the Schedule TO and the other Offer Documents in order to satisfy applicable Laws. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Schedule TO or the other Offer Documents if and to the extent such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the other Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case, as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ. Unless the

Company Board (or a committee thereof) has effected a Company Board Recommendation Change and such Company Board Recommendation Change remains in effect, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the other Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Merger Sub shall provide in writing to the Company and its counsel any and all written comments or other communications (and shall orally describe any oral comments or other oral communication) that Parent, Merger Sub or their counsel may receive from the SEC or any other Governmental Authority or its staff with respect to the Schedule TO and the other Offer Documents promptly after such receipt, and, unless the Company Board (or a committee thereof) has effected a Company Board Recommendation Change and such Company Board Recommendation Change remains in effect, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or any other Governmental Authority or its staff (including by providing a reasonable opportunity for the Company and its counsel to review and comment on any such response, which comments Parent and Merger Sub shall consider reasonably and in good faith). Parent and Merger Sub shall use reasonable best efforts to respond promptly to any such comments. The Company consents to the inclusion in Schedule TO and the other Offer Documents of the Company Board Recommendation unless the Company Board has effected a Company Board Recommendation Change in accordance with Section 6.3.

2.2 Company Actions.

(a) Schedule 14D-9. The Company shall (i) file with the SEC, substantially concurrently with (and on the same day as) the filing by Parent and Merger Sub of the Schedule TO and the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing, (A) except as provided in Section 6.3, the Company Board Recommendation, (B) a notice of appraisal rights in connection with the Merger in accordance with Section 262 of the DGCL, and (C) the fairness opinion of Stifel, Nicolaus & Company, Incorporated, (ii) take all steps necessary to disseminate the Schedule 14D-9 to the Company Stockholders as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable United States federal securities or other Laws, (iii) deliver a copy of the Schedule 14D-9 to Merger Sub at its principal executive offices in accordance with Rule 14d-9(b) promulgated under the Exchange Act, and (iv) give telephonic notice to NASDAQ of the information required by Rule 14d-9 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule 14D-9, to NASDAQ in accordance with Rule 14d-9(b) promulgated under the Exchange Act. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law. If requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company Stockholders together with the Offer Documents. Each of Parent and Merger Sub shall promptly furnish in writing to the Company all information concerning Parent and Merger Sub and their respective Subsidiaries, the stockholders of Parent or Merger Sub and the directors and officers of Parent or Merger Sub that is required by applicable Laws so as to enable the Company to comply with its obligations under this Section 2.2(a). Parent, Merger Sub and the

Company shall cooperate in good faith to determine the information regarding Parent and Merger Sub and their respective Subsidiaries, the stockholders of Parent or Merger Sub and the directors and officers of Parent or Merger Sub that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it or any of its respective Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case, as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ. Unless the Company Board (or a committee thereof) has effected a Company Board Recommendation Change and such Company Board Recommendation Change remains in effect and except in connection with any disclosures made in compliance with Section 6.3(d), the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board (or a committee thereof) has effected a Company Board Recommendation Change and such Company Board Recommendation Change remains in effect and except in connection with any disclosures made in compliance with Section 6.3(d), the Company shall provide in writing to Parent, Merger Sub and their counsel any and all written comments or other communications (and shall orally describe any oral comments or other oral communications) that the Company or its counsel may receive from the SEC or any other Governmental Authority or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board (or a committee thereof) has effected a Company Board Recommendation Change and such Company Board Recommendation Change remains in effect and except in connection with any disclosures made in compliance with Section 6.3(d), the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for Parent, Merger Sub and their counsel to review and comment on any such response, which comments the Company shall consider reasonably and in good faith). The Company shall use reasonable best efforts to respond promptly to any such comments.

(b) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly after the date of this Agreement and from time to time thereafter as reasonably requested by Parent, furnish Parent and Merger Sub with such assistance and such information available to the Company as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub (and their respective agents) shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions in accordance with the Confidentiality Agreement, (ii) use such information only in connection with the Offer and the Merger and only in the manner provided by this Agreement; and (iii) if this Agreement or the Offer is terminated, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company or destroy any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a Subsidiary of Parent (the “Surviving Corporation”). The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL as soon as practicable following the Acceptance Time.

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and shall take such further actions as may be required to make the Merger effective on the Closing Date. The Merger shall become effective at the time and day of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL (such time and date being referred to herein as the “Effective Time”).

3.3 The Closing. The consummation of the Merger shall take place by electronic exchange of signatures and documents (the “Closing”) as soon as practicable following the Acceptance Time and the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), and in any event no later than one (1) Business Day thereafter, or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, except as provided by the DGCL.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.7(a), by virtue of the Merger and without necessity of further action by the Company or any other Person, the certificate of incorporation of the Company shall be amended and restated in its entirety to read in its entirety as set forth on Annex B hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 7.7(a), without necessity of further action by the Company or any other Person, the bylaws of the Company shall be amended and restated in their entirety to read in their entirety as set forth on Annex C hereto, and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law.

3.6 Directors and Officers.

(a) Directors. At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the officers of the Company immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the officers of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share that is issued and outstanding immediately prior to the Effective Time (excluding (A) Canceled Company Shares, (B) any Accepted Company Shares and (C) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive the Offer Price upon compliance with the procedures set forth in Section 3.8 (the “Merger Consideration”), without interest thereon and subject to any applicable withholding Tax pursuant to Section 3.8(e).

(ii) Excluded Company Shares. Each Company Share (A) owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub, in each case, immediately prior to the Effective Time (“Canceled Company Shares”), or (B) irrevocably accepted for payment pursuant to the Offer (“Accepted Company Shares”), shall, in each case, be canceled and extinguished, without any conversion thereof or consideration paid therefor, at the Effective Time by virtue of the Merger (provided that nothing in this clause (ii) shall limit the obligations of Parent and Merger Sub to pay (or cause to be paid), or the right of any former holder of Accepted Company Shares tendered in the Offer to receive, any consideration that remains payable with respect to any such Accepted Company Shares pursuant to the Offer).

(iii) Capital Stock of Merger Sub. Each share of common stock, par value of $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value of $0.001 per share, of the Surviving Corporation, and, from and after the Effective Time, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, at any time occurring on or after the Acceptance Time until the Effective Time, any change in the outstanding equity interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Merger Consideration and any other similarly dependent items (including the consideration payable to holders of Company Options pursuant to Article III), as the case may be, will be equitably adjusted to reflect such change and provide the holders of each Company Share and Company Option the same economic effect as contemplated by this Agreement prior to such event.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding and held by Company Stockholders (or held in a voting trust or by a nominee on behalf of a beneficial owner who beneficially owns such Company Shares) as of immediately prior to the Effective Time who are entitled to demand and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a), but instead such Person will be entitled to receive such consideration as may be determined to be due to such Person in respect of such Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders (or beneficially owned by a beneficial owner that made an appraisal demand with respect thereto)

who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost or forfeited their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, and subject to any applicable withholding Tax pursuant to Section 3.8(e), upon the terms and conditions hereof.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company or withdrawals of such demands received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares. For purposes of this Section 3.7(c)(ii), “participate” means that Parent will be kept apprised of the proposed material strategy and other material decisions with respect to demands for appraisal pursuant to Section 262 of the DGCL in respect of Dissenting Company Shares (to the extent that the maintenance by the Company of the attorney-client or other applicable legal privilege is not (or could not reasonably be expected to be) jeopardized or otherwise affected in any respect), and Parent may offer comments or suggestions with respect to such demands (which may be rejected in the sole discretion of the Company) but will not be afforded any decision-making power or other authority over such demands, except with respect to the provision of its consent to any payment, settlement or compromise set forth above.

(d) Company Options. Each Company Option that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested effective immediately prior to, and contingent upon the occurrence of, the Effective Time. Effective as of immediately prior to the Effective Time, each Company Option that is outstanding and unexercised immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash (without interest), if any, equal to the product obtained by multiplying (i) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time, by (ii) an amount equal to (A) the Offer Price, less (B) the per share exercise price of such Company Option (the “Option Closing Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Surviving Corporation by the holder of a Company Option); provided, for the avoidance of doubt, that with respect to any Company Option, if the Offer Price is less than the per share exercise price of such Company Option, such Company Option shall be canceled and terminated without any consideration payable therefor.

(e) Payment Procedures. Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to each holder of Company Options the applicable Option Closing Consideration (subject to any applicable withholding Taxes pursuant to Section 3.8(e)) as promptly as practicable (and in no event later than the end of the first full payroll period after the

Effective Time). If any such payment in accordance with this Section 3.7(e) cannot be made through the applicable payroll system, payroll provider, or accounting payable system, then the Surviving Corporation will issue a check for such payment to such former holder (less any applicable withholding Taxes pursuant to Section 3.8(e)), which check will be sent by overnight courier to the most recent address on the Company’s personnel records for such former holder as soon as reasonably practicable following the Closing.

(f) Company ESPP. Prior to the Effective Time, the Company Board (or, if appropriate, the committee administering the Company ESPP) shall pass such resolutions and take all actions reasonably necessary pursuant to the terms of the Company ESPP (including, as the case may be, amending the Company ESPP) or otherwise to provide that (i) no individual who is not a participant in the Final Offering Period as of the date of this Agreement may enroll in the Final Offering Period; (ii) no new Offering Period (as such term is defined in the Company ESPP) or other offering or purchase period will commence, and no existing offering period (including the Final Offering Period) shall be extended, in each case, following the date hereof unless and until this Agreement is terminated in accordance with Article IX; (iii) from and after the date hereof, no new participants or other Persons shall be permitted to participate in the Company ESPP and existing participants will not be permitted to increase their rate of contribution or payroll deductions from those in effect on the date of this Agreement; (iv) if the applicable purchase date with respect to the Final Offering Period would otherwise occur on or after the Effective Time, (A) the final purchase date under the Company ESPP shall be such date as the Company determines in its sole discretion (provided that such date shall be within ten (10) Business Days prior to the Effective Time (but no later than three (3) days prior to the Effective Time)) (the “Final Exercise Date”), and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole Company Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date, which Company Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 3.7(a); and (v) subject to the consummation of the Merger, the Company ESPP shall terminate as of the Effective Time. As promptly as practicable following the purchase of Company Shares in accordance with the foregoing clauses (A) or (B), the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase without the payment of interest thereon.

(g) Prior to the Effective Time, the Company shall take all actions reasonably necessary to (i) terminate the Company Stock Plan and the Company ESPP, effective as of immediately prior to (and subject to the occurrence of) the Effective Time and (ii) to effect the treatment of the Company Options and the Company ESPP pursuant to this Section 3.7 such that, on and following the Effective Time, no holder of any Company Option or participant in the Company ESPP shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof or any other consideration, other than as set forth in this Section 3.7.

(h) Company Warrants. At the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, any Company Warrant to the extent the holder thereof has elected a cashless exercise of such Company Warrant prior to the Effective Time) shall cease to represent a right to acquire Company Shares. At or following the Effective Time, each holder of a Company Warrant that has an exercise price less than the Offer Price shall be entitled to receive cash in respect of each Company Share for which such Company Warrant is exercisable immediately prior to the Effective Time in an amount equal to the product obtained by multiplying (1) the aggregate number of Company Shares underlying such Company Warrant immediately prior to the Effective Time, by (2) an amount equal to (x) the Offer Price, less (y) the exercise price payable per Company Share under such Company Warrant (the “Warrant Consideration”). Each holder of a Company Warrant that has an exercise price equal to or greater than the Offer Price shall not receive any consideration with respect to such Company Warrant. Notwithstanding anything to the contrary set forth herein, the foregoing shall not apply to any holders of Company Warrants who elect to receive the Black Scholes Value (as defined in the applicable Company Warrants) in accordance with their Company Warrants. Any Warrant Consideration to which any Person becomes entitled to pursuant to this Section 3.7(h) shall be paid by the Surviving Corporation (or, at the option of the Surviving Corporation, the Paying Agent) in accordance with the terms of the applicable Company Warrant.

3.8 Payment for Company Securities.

(a) Paying Agent. At or promptly following the date hereof and prior to the Acceptance Time, Parent and Merger Sub shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) to act as depository agent for the Company Stockholders entitled to receive the Offer Price pursuant to Section 2.1(e) and as the paying agent for the Company Stockholders entitled to receive Merger Consideration pursuant to this Article III (the “Paying Agent”).

(b) Exchange Fund. Prior to the Acceptance Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to and for the sole benefit of the Company Stockholders pursuant to the provisions of Section 2.1(e) and this Article III, an amount of cash equal to the aggregate Offer Price to which Company Stockholders are entitled under Section 2.1(e) and this Article III (which, for the avoidance of doubt, shall not include the Option Closing Consideration or Warrant Consideration) (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement. The Exchange Fund shall be invested by the Paying Agent as directed by Parent or Merger Sub, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Company Shares as of immediately prior to the Effective Time; provided that, unless otherwise agreed by Parent and the Company prior to the Closing, any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Earnings from such investments shall be the sole and exclusive property of Parent or Merger Sub, and no part of such earnings shall accrue to the benefit of holders of Company Shares as of immediately prior to the Effective Time. No investment or losses thereon shall affect the consideration to which holders of Company Shares are entitled under Section 2.1(e) or this Article III and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by Section 2.1(e) and this Article III, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by Section 2.1(e) and this Article III.

(c) Payment Procedures.

(i) Following the Acceptance Time, Parent and Merger Sub shall cause the Paying Agent to pay the Company Stockholders that are entitled to receive the Offer Price pursuant to Section 2.1(e) such amount in respect thereof in accordance with the terms of Section 2.1(e) and in compliance with the terms of this Agreement.

(ii) As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”) that is entitled to receive the Merger Consideration pursuant to Section 3.7(a)(i) (or effective affidavits of lost certificates in lieu thereof in accordance with Section 3.10): (A) a letter of transmittal, which shall be in a customary form reasonably acceptable to the Company and Parent prior to the Effective Time and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall have a customary release of all claims against Parent, Merger Sub and the Company arising out of or related to such holder’s ownership of Company Shares and shall otherwise be in such form as Parent, the Company and the Paying Agent shall reasonably agree upon (a “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of lost certificates in lieu thereof) in exchange for payment of the Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon surrender of a Certificate (or affidavit of lost certificate in lieu thereof) to the Paying Agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Company Share formerly represented by such Certificates (subject to any required Tax withholdings as provided in Section 3.8(e)), and any Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates (or effective affidavits of lost certificates in lieu thereof). Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Certificates representing any Dissenting Company Shares, which shall represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL, or any Canceled Company Shares.

(iii) Each holder of record of one (1) or more non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) held through The Depository Trust Company immediately prior to the Effective Time whose Company Shares were converted into the right to receive the Merger Consideration shall upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it immediately prior to the Effective Time, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 3.8(e)) and such Book-Entry Shares of such holder shall forthwith be canceled. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares immediately prior to the Effective Time shall be entitled to receive in exchange therefor the Merger Consideration, for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 3.8(e)), and such Book-Entry Shares so surrendered shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered immediately prior to the Effective Time. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Company Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company as of immediately prior to the Effective Time, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificates or Book-Entry Shares are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any Transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the person in whose name such Certificate or Book-Entry Share is registered, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such Transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation (each, a “Payor”), as the case may be, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Company Shares, Company Options and Company Warrants such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted and withheld, each such Payor shall take all actions as may be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority. Any amounts deducted and withheld under this Agreement that are timely and properly remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto or any of their respective Affiliates shall be liable to a holder of Company Shares as of immediately prior to the Effective Time for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the Company Stockholders on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates that represented Company Shares or Book-Entry Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 3.8(g) shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares formerly represented by such Certificates or such Book-Entry Shares, solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such Company Stockholders may be entitled pursuant to the provisions of this Article III (subject to any applicable abandoned property, escheat or similar Law).

3.9 No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Company Shares outstanding prior to the Effective Time, and thereafter there shall be no further recording or registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of the issued and outstanding Company Shares represented by Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of this Article III, or Certificates representing and Book-Entry Shares that constitute Dissenting Company Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares. The Merger Consideration paid to such Company Stockholders in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares, except for Certificates representing or any Book-Entry Shares that constitute Dissenting Company Shares, which shall represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, any Certificates or valid other evidence of ownership of Company Shares as of immediately prior to the Effective Time that has not previously been surrendered is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged for the applicable Merger Consideration as provided in this Agreement.

3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, in customary form reasonably acceptable to Parent, of that fact by the holder thereof, the Merger Consideration payable in respect thereof; provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner(s) of such lost, stolen or destroyed Certificates to deliver a bond in a customary and reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.11 Further Actions. As of the Effective Time, the officers and directors of the Surviving Corporation and Merger Sub shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as applicable, any such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, as applicable, or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC and publicly available on or after January 1, 2024 and at least two (2) Business Days prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Forward-Looking Statements” (and other disclosures to the extent predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements)) (it being acknowledged and agreed that clause (ii) shall not apply to the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization), Section 4.3 (Corporate Power; Enforceability), Section 4.4 (Company Board Approval), Section 4.5 (Stockholder Approval), Section 4.6 (Consents and Approvals; No Violations), Section 4.11 (Absence of Certain Changes), Section 4.16 (Tax Matters), Section 4.26 (Related Party Transactions) and Section 4.28 (State Takeover Statutes Inapplicable)) the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Qualification.

(a) The Company is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and to conduct its business as currently conducted. The Company is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties and assets owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company does not have, and has never had, any Subsidiaries.

(c) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company, and the Company is not in violation of the certificate of incorporation or bylaws of the Company in any material respect.

(d) Except as set forth on Section 4.1(d) of the Company Disclosure Letter, the Company does not, directly or indirectly, own any capital stock, membership interest, partnership interest, joint venture interest or other interest in any Person.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Shares and 5,000,000 shares of Company Preferred Stock. At the close of business on October 30, 2025 (the “Capitalization Date”), (i) 1,722,409 Company Shares were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) no Company Shares were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Securities except pursuant to the exercise of Company Options or Company Warrants outstanding as of the Capitalization Date in accordance with their terms. All of the issued and outstanding Company Shares have been, and all such Company Shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of the close of business on the Capitalization Date, (i) 278,343 Company Shares were subject to issuance pursuant to outstanding Company Options, (ii) 258,539 Company Shares were reserved for future issuance under the Company Stock Plan, (iii) 10,323 Company Shares were reserved for future issuance under the Company ESPP and (iv) 1,635,851 Company Shares were reserved for future issuance upon the exercise of outstanding Company Warrants. Section 4.2(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Capitalization Date, of all Company Options, indicating as applicable, with respect to each Company Option then outstanding, the name of the holder of the Company Option, the type of Company Option, the number of Company Shares subject to such Company Option, the grant date for such Company Option, the exercise or purchase price and expiration date of such Company Option (as applicable). Each Company Option has been granted in compliance in all material respects with all applicable securities Laws or exemptions therefrom and all requirements set forth in the Company Stock Plan and applicable award agreements. Accumulated payroll deductions in respect of the Final Offering Period were $19,795.84 as of the Capitalization Date.

(c) Except for the Company Options, the purchase rights under the Company ESPP and the Company Warrants, as of the close of business on the Capitalization Date, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations requiring the Company to issue (including under any stockholder rights plan or other arrangement commonly referred to as a “poison pill”), any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company, (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities of, or ownership interests in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (v) obligations by the Company to make any payments based on the price or value of the Company Shares. As of the date hereof, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), on any matters on which holders of Company Shares may vote by virtue of their ownership thereof.

(d) Except for the Company Options and Company Warrants in accordance with their terms, as of the date hereof, there are no outstanding obligations requiring the Company to purchase, redeem or otherwise acquire any Company Securities. Except for the Support Agreements, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting or disposition of any Company Securities or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board, and all outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e) Section 4.2(e) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of all outstanding Company Warrants indicating, as applicable, with respect to each Company Warrant then outstanding: (i) the name of the holder of such Company Warrant, (ii) the number of Company Shares issuable upon exercise of such Company Warrant, (iii) the exercise price per Company Share purchasable under such Company Warrant and (iv) the expiration date of such Company Warrant.

4.3 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 5.6 and, with respect to the Merger, subject to the satisfaction of the Minimum Condition as of the Acceptance Time, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 5.6 and, with respect to the Merger, subject to the satisfaction of the Minimum

Condition as of the Acceptance Time, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.4 Company Board Approval. The Company Board, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement, (b) adopted, approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (c) resolved that this Agreement and the Merger be effected under Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time without a vote of the Company Stockholders, (d) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer and (e) to the extent necessary, adopted a resolution having the effect of causing this Agreement and the transactions contemplated hereby not to be subject to any Takeover Provision that might otherwise apply to the transactions contemplated hereby (the preceding clauses (a) through (d), the “Company Board Recommendation”), which resolutions, except to the extent expressly permitted by Section 6.3, have not been rescinded, modified or withdrawn in any way.

4.5 Stockholder Approval. Assuming the accuracy of the representation set forth in the first sentence of Section 5.6, the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon is the only vote of the holders of any class or series of the Company’s capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and approve the Merger.

4.6 Consents and Approvals; No Violation. Assuming the accuracy of the representation set forth in the first sentence of Section 5.6, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of the Company, (b) require any Consent of, or filing with or notification to, any Governmental Authority except (i) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iii) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with or without the giving of notice, the passage of time or both, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract, (d) result in (or, with or without the giving of notice, the passage of time or both, would result in) the creation or imposition of any Lien on any asset of the Company (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) violate any Law or Order applicable to the Company or by which any of its assets are bound, except, in the case of clauses (b) through (e), inclusive, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.7 Reports; Financial Statements.

(a) Since January 1, 2023, the Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended, supplemented or superseded by a subsequent filing, as of the date of the last such amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (or, to the extent that information contained in such Company SEC Report has been amended or supplemented by a later filed Company SEC Report at least two (2) Business Days prior to the date of this Agreement, as of the date of such amendment or supplement) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports.

(b) The audited and unaudited financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the financial position of the Company as of their respective dates, and the stockholders’ equity, results of operations and changes in financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c) The Company maintains, and at all times since January 1, 2023, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and, except as set forth in the Company SEC Reports filed prior to the date that is two (2) Business Days prior to the date of this Agreement, that assessment concluded that those controls were effective. As of the date hereof, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal control over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated, and to the Knowledge of the Company there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) The Company maintains and since January 1, 2023, has maintained “disclosure controls and procedures” as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

4.8 NASDAQ; Sarbanes-Oxley Compliance. The Company is, and since January 1, 2023 has been, in compliance in all material respects with all applicable listing and corporate governance requirements of NASDAQ, and is, and since January 1, 2023 has been, in compliance in all material respects with all applicable rules, regulations and requirements of the Sarbanes-Oxley Act of 2002 and the SEC. There are no outstanding loans or other extension of credit made by the Company to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company.

4.9 Off Balance Sheet Arrangements. The Company is not party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements (as defined in Item 303(a) of Regulation S-K under the Securities Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports.

4.10 No Undisclosed Liabilities. Other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, the Company does not have any Liabilities, except for (a) liabilities accrued or reserved against the Company’s audited balance sheet as of December 31, 2024, including the footnotes thereto, including in the Company’s Annual Report on Form 10-K for the period ended December 31, 2024, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2024 (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) performance obligations on the part of the Company pursuant to the terms of any Material Contract that has been made available to Parent (other than liabilities or obligations due to breaches or failure by the Company to perform thereunder) and (d) liabilities arising out of or in connection with this Agreement and the transactions contemplated hereby.

4.11 Absence of Certain Changes. Since December 31, 2024 through the date of this Agreement, (a) the Company has not suffered any Company Material Adverse Effect, (b) the Company has conducted its business in the ordinary course of business and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement, and (c) the Company has not taken any action that, if taken after the date hereof and prior to the Effective Time, would have required the consent of Parent under clauses (i), (iv), (v), (vi), (vii), (viii),(ix), (x), (xi), (xiii), (xv), (xviii), (xix), (xxi), and, solely as it relates to the foregoing, (xxiii), in each case of Section 6.1.

4.12 Schedule TO; Schedule 14D-9.

(a) The Schedule 14D-9, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Schedule 14D-9.

(b) None of the information provided or to be provided in writing by or on behalf of the Company or any of its Representatives for inclusion or incorporation by reference in the Schedule TO or the other Offer Documents will, at the time of filing the Schedule TO, at the time of any amendment or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer or at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.13 Brokers; Certain Expenses. Except for the advisor set forth on Section 4.13 of the Company Disclosure Letter (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company, no broker, finder, investment banker or financial advisor is or would be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its officers, directors or employees.

4.14 Employee Benefit Matters/Employees.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a complete list as of the date of this Agreement of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, (ii) employment, individual consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other compensatory incentive plans, programs, policies or agreements and (iii) medical, vision, dental or other health plans, life insurance plans, or fringe benefit plans, in each case, sponsored, maintained or contributed to by the Company and under which the Company has any material obligation or Liability, excluding (x) any plan or program that is sponsored solely by a Governmental Authority to which the Company or any of its Affiliates contributes pursuant to applicable Law and (y) any Multiemployer Plan (collectively, the “Plans”), other than any Plan that is an employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than thirty (30) days’ notice without further Liability (or such other period provided by applicable law) and does not provide any retention, change in control or severance payments or benefits. With respect to the Plans listed on Section 4.14(a) of the Company Disclosure Letter, to the extent applicable, true, correct and complete copies of the following have been made available to Parent by the Company: (A) the written Plan document, if applicable, including amendments thereto; (B) the most recent annual report on Form 5500 filed with respect to each Plan for which a Form 5500 filing is required by applicable Law; (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; and (D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; provided, however, that with respect to any Plan sponsored by a professional employer organization or co-employer organization (a “PEO”), the Company shall satisfy its obligations under clauses (A) through (D) by providing the Plan documentation (or summary thereof) provided to the Company by such PEO with respect to such Plan.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable preapproved opinion letter from the IRS as to its qualified status, (ii) each Plan and any related trust complies and has been maintained and administered in compliance with ERISA, the Code and other applicable Laws and (iii) as of the date hereof, other than routine claims for benefits, there are no Legal Proceedings, governmental audits or investigations that are pending against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(c) No Plan is a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(d) No Plan provides for post-retirement or other post-employment welfare benefits other than (i) statutory liability for providing group health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA”) or ERISA or any other applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) under an employment agreement or severance agreement, plan or policy requiring the Company to pay or subsidize COBRA premiums or other post-employment welfare benefits for a terminated employee or the employee’s beneficiaries following such employee’s termination.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company, each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has complied in operation and form with Section 409A of the Code and the Treasury Regulations promulgated thereunder. No current or former employee is entitled to receive any additional payments from Seller (including any “gross up” or similar payment) as a result of the imposition of any Tax under Section 409A or 4999 of the Code.

(f) Except as otherwise required under this Agreement or as set forth in Section 4.14(f) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant or director of the Company to any material payment of compensation; (ii) materially increase the amount of compensation or benefits due to any such employee, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any material compensation, equity award or other material benefit to any such employee, consultant or director.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, as of the date hereof, (i) the Company is not the subject of any pending Legal Proceeding alleging that the Company has engaged in any unfair labor practice under any Law and (ii) there is no pending labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company. As of the date hereof, the Company is not a party to any collective bargaining agreement, and there are no labor unions or other organizations representing any employee of the Company.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is, and for the past five (5) years has been, in compliance with all applicable Laws relating to employment, including Laws relating to discrimination, hours of work and the payment of wages or overtime wages.

4.15 Litigation. As of the date hereof, (i) there is no, and in the past three (3) years there has not been any, Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against the Company that, individually or in the aggregate, are or would reasonably be expected to be material to the Company, taken as a whole, and (ii) the Company is not subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to be material to the Company, taken as a whole.

4.16 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) (i) The Company has timely filed all income and other Tax Returns required by applicable Tax Law to be filed with any Taxing Authority (taking into account any extensions of time within which to file such Tax Returns) and (ii) all such Tax Returns are complete and accurate in all respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions of time to file Tax Returns). The Company has paid all Taxes due and owing by the Company (whether or not reflected as due or owing on such Tax Returns), other than Taxes being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP. The most recent financial statements contained in the Company SEC Reports reflect a reserve in accordance with GAAP for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements.

(b) (i) There are no pending audits, examinations, assessments or other proceedings in respect of Taxes of the Company by any Taxing Authority, and (ii) the Company has not received written notice of any audits or proceedings from any Taxing Authority that any such audit or proceeding is contemplated or pending. Each deficiency resulting from any completed audits, examinations, assessments or other proceedings in respect of Taxes of the Company has been fully paid. In the past five years, no written claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by, or subject to a Tax Return filing obligation in, such jurisdiction, except for any claims that has been fully resolved. The Company has not given any waivers or extensions of any statute of limitations relating to the payment of any Taxes of or with respect to the Company, other than automatically granted extensions to file Tax Returns or any waivers or extensions that have expired.

(c) The Company has (i) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and (ii) remitted all such withheld Taxes to the proper Taxing Authority in accordance with all applicable Tax Laws.

(d) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years prior to the date of this Agreement.

(e) The Company has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) The Company (i) has not been a member of an affiliated group filing an affiliated, combined, unitary, consolidated or similar income Tax Return (other than a group of the common parent of which is the Company or any of its Subsidiaries), (ii) is not a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than any such agreements (A) between or among the Company and any its Subsidiaries or (B) that are included in commercial contracts not primarily relating to Taxes) and (iii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as transferee or successor.

(g) There are no Liens for Taxes on the property or assets of the Company, except for Permitted Liens.

(h) The Company has not received or claimed any employee retention credits under Section 2301 of the Coronavirus, Aid, Relief and Economic Security Act, as amended, or Section 3134 of the Code.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction entered into on or prior to the Closing Date, (ii) any accounting method change or agreement with any Governmental Authority filed or made on or prior to the Closing Date, (iii) any prepaid amount or deferred revenue received on or prior to the Closing outside the ordinary course of business, (iv) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax law), or (v) any gain recognition agreement or closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date.

(j) The Company is not subject to a special Tax holiday or Tax incentive granted by any Taxing Authority in any jurisdiction. The Company does not have any request for a private letter ruling, a request for administrative relief, a request for technical advice, or any other request pending with any taxing authority that relates to the Taxes or Tax Returns of the Company. No power of attorney granted by the Company with respect to any Taxes is currently in force.

(k) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.17 Compliance with Law; Permits.

(a) Except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company is not, and since January 1, 2023, has not been, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or by which any property or asset of the Company is bound or affected; (b) the Company has all Permits required to conduct its businesses as currently conducted and such Permits are valid and in full force and effect and will be available as of immediately following the Closing; (c) the Company has not since January 1, 2023 received any written notice from any Governmental Authority threatening to revoke, restrict or suspend any such Permit; (d) no termination, suspension, revocation, modification or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened in writing; and (e) the Company is in compliance with the terms of such Permits.

(b) Since January 1, 2020, none of the Company, or any officer, director or employee of the Company or, to the Knowledge of the Company, any other Representative acting on behalf of the Company (i) has violated any applicable Trade Controls Laws; (ii) is listed on any list of sanctioned persons maintained by the United States, the United Nations Security Council, the European Union, any European Union member state or the United Kingdom or owned or controlled by, or acting on behalf of, any such Person; (iii) is located, resident or incorporated in a country or territory subject to comprehensive sanctions (which at the date of this Agreement are Cuba, Iran, North Korea, Syria and the Crimea and separatist-controlled portions of the Donetsk and Luhansk regions of Ukraine); (iv) is otherwise targeted under any economic or financial sanctions, trade or export controls imposed, administered or enforced by the United States, Canada, the United Kingdom, the European Union or any of its member states, or any other applicable sanctions authority with jurisdiction over the Company (collectively, “Sanctions”); or (v) is engaged in any dealings with any person or country subject to Sanctions. The Company has adopted, maintained, complied with and taken appropriate steps to enforce customary “know-your-customer” programs and anti-money laundering programs and reporting procedures and other policies and procedures that are reasonably designed to prevent, detect and deter violations of applicable Trade Controls Laws and Laws related to the prohibition of money laundering. There is no pending or, to the Knowledge of the Company, threatened, investigation, inquiry, enforcement action, claim, complaint, voluntary or directed disclosure, administrative subpoena, or proceeding against the Company, or against any of the Company’s officers, directors or employees, related to any violation or potential violation of any Trade Controls Laws or Laws relating to the prohibition of money laundering.

4.18 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) the Company is, and at all times since January 1, 2023, has been, in compliance with all applicable Environmental Laws;

(b) there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property currently or formerly owned, operated, used or leased by the Company that remains open or unresolved or that requires the Company to comply with ongoing obligations;

(c) the Company has not since January 1, 2023 received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability for the Company relating to or arising under Environmental Laws; and

(d) since January 1, 2023, there have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company that would reasonably be expected to form the basis of any Legal Proceeding or Order relating to or arising under Environmental Laws involving the Company.

4.19 Intellectual Property.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all material Company Registered Intellectual Property Rights, together with the name of the current owner(s), the applicable jurisdictions and the application or registration numbers. Except as otherwise indicated, the Company is the exclusive owner or an exclusive licensee of all material Company Registered Intellectual Property Rights set forth in Section 4.19(a) of the Company Disclosure Letter, free and clear of any Liens other than Permitted Liens.

(b) The Company takes commercially reasonable steps to have each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any material Intellectual Property Rights owned by the Company execute a valid agreement containing an assignment to the Company of such employee’s or contractor’s rights to such material Intellectual Property Rights.

(c) To the Knowledge of the Company, all material Company Registered Intellectual Property Rights that have been issued or that have completed registration are valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, the Company has not received written notice from any third party challenging the validity, enforceability or ownership of any Company Registered Intellectual Property Rights, nor is the Company currently a party to any proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property Rights.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023 until the date hereof, the Company has not received any written notice, assertion or threat from any third party, and to the Knowledge of Company, there is no other assertion or threat from any third party, that the operation of the business of Company as is currently conducted, or the Company Product, infringe or misappropriate the Intellectual Property Rights of any third party.

(e) To the Knowledge of the Company, no third party is currently infringing or misappropriating any material Company Intellectual Property Rights covering any Company Product. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not currently a party to any proceeding (i) challenging the validity, enforceability or ownership of any third party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes or misappropriates any Company Intellectual Property Rights.

4.20 Data Privacy and Security.

(a) The IT Systems are sufficient in all material respects for the operation of the Company as currently conducted. The Company has implemented commercially reasonable administrative and technical safeguards designed to protect the integrity, security and confidentiality of all material confidential information concerning the Company and its business, including any Personal Information stored in the IT Systems against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, taken as a whole, since January 1, 2023, there have been no unauthorized intrusions or breaches of the security of the IT Systems, or failures of the IT Systems. The Company has implemented and maintained commercially reasonable disaster recovery procedures for all confidential information concerning the Company and its business. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, the Company has taken commercially reasonable steps to implement security patches and upgrades that are generally available for the IT Systems.

(b) The Company has taken commercially reasonable steps to require that any third party with access to Personal Information collected by or on behalf of the Company has implemented and maintained commercially reasonable administrative and technical safeguards designed to protect the integrity, security and confidentiality of such Personal Information.

(c) The Company is, and since January 1, 2023, has been, in compliance with all applicable Data Protection Requirements, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, taken as a whole, since January 1, 2023, there have been no breaches, violations, outages, security incidents, unauthorized uses, transfer, destruction, disclosures, losses, thefts, ransom demands, alterations of or access to Personal Information maintained by or, to the Knowledge of the Company, on behalf of the Company that would require notification of individuals, law enforcement or any Governmental Authority under applicable Data Protection Law. Since January 1, 2023, until the date hereof, the Company has not received written communication (including from any Governmental Authority) that alleges that the Company is not in compliance with any Data Protection Laws.

4.21 Real Property.

(a) The Company does not own, nor has ever owned, any real property or interest therein. The Company is not a party to any agreement or option to purchase any real property or interest therein.

(b) The Company has made available to Parent true, correct and complete copies of all leases, subleases, licenses, occupancy agreements and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (including all material modifications, amendments, supplements, waivers and side letters thereto) (the “Real Property Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company as tenants thereunder are current, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or, to the Knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, (iv) the Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens and (v) the Company has not received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation or similar Legal Proceeding with respect to any property leased pursuant to any of the Real Property Leases. No portion of the property leased pursuant to a Real Property Lease has been destroyed or materially damaged by fire or other casualty event which has not been restored.

4.22 Material Contracts.

(a) Section 4.22(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete copies of, each Contract (together with all material amendments thereto and waivers thereunder) (other than Plans), which is in effect as of the date hereof (or pursuant to which the Company has any continuing material obligations thereunder) and under which the Company is a party or by which the Company or any of its properties or assets is bound, that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) involves, by its terms, aggregate payments by the Company or aggregate payments payable to the Company under such Contract of more than $50,000.00 during the 12-month period ending on September 30, 2025 (including by means of royalty payments);

(iii) (A) contains covenants that limit in any material respect the freedom of the Company (or, after the Acceptance Time, Parent or any of its Affiliates) to compete or engage with any Person, in any line of business or in any geographic area, (B) contains any “most favored nation” terms and conditions (including with respect to pricing) or exclusivity obligations or (C) grants any third party a right of first refusal, right of first offer, right of first negotiation or similar right with respect to any material assets of the Company or business of the Company as currently conducted (including Company Intellectual Property Rights);

(iv) provides for or governs the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company;

(v) provides for (A) the use by or license to the Company of any material Intellectual Property Rights owned by a third party, other than Incidental Contracts, or (B) the joint development of products or technology with a third party;

(vi) provides for the license by the Company of any of its material Intellectual Property Rights to any third party, other than Incidental Contracts;

(vii) grants to the Company (or contains the right for the Company to receive) funding for research and development activities involving the creation of Intellectual Property Rights that are material to the business of the Company as currently conducted from or involving any academic institution or Governmental Authority;

(viii) involves continuing contingent consideration payment obligations, milestones or similar obligations on the part of the Company in excess of $50,000.00 in the aggregate in respect of such agreement;

(ix) involves the acquisition or disposition, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise), of any assets or any business or capital stock or other equity interest of another Person that (A) has not yet been consummated, (B) involves an amount in excess of $50,000.00, or (C) has any outstanding purchase price adjustment, “earn-out”, escrow, holdback, contingent value or other continuing contingent consideration payment obligations by the Company;

(x) constitutes a material manufacturing, supply, distribution or marketing Contract that provides for minimum payment obligations by the Company of at least $50,000.00 during the 12-month period ending on September 30, 2025;

(xi) (A) relates to Indebtedness having an outstanding principal amount in excess of $50,000.00 or (B) relates to any loan, extension of credit or capital contribution by the Company to, or other investment in, any Person (other than the Company and other than investments in marketable securities in the ordinary course of business consistent with past practice);

(xii) involves the settlement of any past, pending or threatened claim, action or proceeding which (A) requires payment obligations after the date hereof in excess of $50,000.00, or (B) imposes material nonmonetary obligations or restrictions on the Company (or, after the Effective Time, Parent or its Affiliates);

(xiii) is a Real Property Lease;

(xiv) requires the Company to use at least commercially reasonable (or similar specified level of) efforts related to research or development of any Company Product, in each case, in consideration of, or in order for the Company to maintain, a license under the Intellectual Property Rights of such Person;

(xv) obligates the Company to make any expenditure, including a capital commitment, loan or capital expenditure, in an aggregate amount in excess of $50,000.00;

(xvi) the Eversana CSA and the Loan Agreement; and

(xvii) a Contract with a Governmental Authority.

Each Contract of the type described in clauses (i) through (xvii) above, other than a Plan, is referred to herein as a “Material Contract.”

(b) (i) Each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company has complied in all material respects with all obligations required to be performed or complied with by it under each Material Contract, (iii) there is no material breach or default under any Material Contract by the Company, or, to the Knowledge of the Company, by any other party thereto that would permit the termination of or acceleration of any performance of any Material Contract or would permit any other party thereto to seek damages which would reasonably be expected to have a Company Material Adverse Effect, and (iv) in the past two (2) years, the Company has not received any written notice from, or given any written notice to, any third party to any Material Contract that (A) a party intends to terminate, or not renew, such Material Contract, including for any default or alleged default thereunder, (B) a party has breached, violated or defaulted under any Material Contract, or (C) such party has waived, or failed to enforce, any of its material rights or benefits thereunder.

4.23 Regulatory Compliance.

(a) Except in each case as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company is, and since June 19, 2020, has been, in compliance with all Laws applicable to the Company, or by which any property, business product or other asset of the Company is bound or affected, including all applicable Health Care Laws, and (ii) since June 19, 2020, the Company has not received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the FDA, alleging non-compliance by, or Liability of, the Company under any Health Care Laws.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company holds such Permits required by the FDA or any other Governmental Authority under applicable Health Care Laws for the conduct of their respective businesses as currently conducted (collectively, the “Regulatory Permits”) and all such Regulatory Permits are in full force and effect.

(c) The development, testing, manufacture, storage, packaging, import, export, advertising, sale and promotion of the Company Products, whether by or on behalf of the Company, is being conducted, and at all times since June 19, 2020 has been conducted, in compliance in with the terms of all Regulatory Permits and all applicable Health Care Laws, except where the failure to so comply, whether individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since June 19, 2020, (i) all reports, documents, claims, supplements, and notices required to be filed, maintained, or furnished to the FDA by the Company pursuant to any applicable Health Care Laws or Regulatory Permits have been so filed, maintained or furnished, and (ii) to the Knowledge of the Company, all such reports, documents, claims, supplements and notices were complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) The clinical and pre-clinical studies conducted or sponsored by or, to the Knowledge of the Company, on behalf of the Company have been and, if still pending, are being conducted in all material respects in accordance with all applicable Health Care Laws and Regulatory Permits. The Company has not received any written notice from the FDA or any other Governmental Authority requiring the termination or suspension of any clinical trials being currently being conducted or proposed to be conducted by or on behalf of the Company with respect to any Company Product.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, taken as a whole, since June 19, 2020, neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company (when acting in such capacity) has been (A) disqualified or debarred under 21 U.S.C. §§ 335(a) or 335(b) or any similar applicable Law, (B) excluded under 42 U.S.C. §§ 1320a-7 or 1320a-7a or any similar applicable Law, including without limitation persons identified on the HHS/OIG List of excluded Individuals/Entities; (C) debarred, suspended, or excluded from any federal, state, provincial or other healthcare program participation, including without limitation persons identified by the General Services Administration’s System for Award Management; (D) convicted of any crime that would reasonably be expected to result in debarment, exclusion, or suspension under (A), (B), or (C); (E) disqualified as a clinical investigator by the FDA or any other comparable Governmental Authority; or (F) convicted of any offense related to any U.S. federal, state, provincial or other healthcare program. Neither the Company, nor to the Knowledge of the Company, any of its officers, employees, contractors or agents is the subject of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy. Neither the Company, nor to the Knowledge of the Company, any of its officers, employees, contractors or agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority to invoke a similar policy with respect to the Company or any Company Product. Since June 19, 2020, neither the Company, nor to the Knowledge of the Company, any of its officers, employees, contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA or any similar Governmental Authority.

(f) Since June 19, 2020, there have been no recalls, field notifications, field corrections, market withdrawals, “dear doctor” letters, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any Company Product (collectively, “Safety Notices”), except for any of the foregoing as would not, whether individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there are no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to any Company Product, (ii) a material and adverse change in the marketing classification or labeling of any Company Product; or (iii) a material termination or suspension of marketing or development of any Company Product.

4.24 Insurance. Section 4.24 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy and (d) as of the date hereof, there are no pending claims under any such policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

4.25 Certain Payments. Since January 1, 2020, neither the Company nor any of its directors, executives, employees or, to the Knowledge of the Company, Representatives, agents or any other Person acting on its behalf: (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses to influence or relating to foreign or domestic political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature, including such unlawful payments or remunerations to any foreign or domestic Governmental Official, employee or health care professional or to any foreign or domestic political parties or campaigns in violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 or any other applicable anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control Laws, including any such Laws that prohibit private commercial bribery (collectively, the “Anti-Corruption Laws”). Since January 1, 2022, the Company has not received any written or, to the Knowledge of the Company, oral communication from any officer, director, employee, Representative, Governmental Authority or other Person alleging bribery or other corrupt conduct, or a violation of Anti-Corruption Laws. The Company maintains internal controls that are reasonably tailored to the Company’s size, complexity, operations, business lines, geographic footprint and business model which are reasonably designed to promote compliance with applicable Anti-Corruption Laws.

4.26 Related Party Transactions. No current or former director, officer or controlled Affiliate of the Company (a) has outstanding any Indebtedness to the Company or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.27 Opinion of Financial Advisor of the Company. The Company Board (or a committee thereof) has received an oral opinion (to be confirmed by delivery of a written opinion) from the Company Financial Advisor on or prior to the date of this Agreement to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion and qualifications as set forth therein, the consideration consisting of the Offer Price to be paid to the Company Stockholders (other than Parent, the Company or any of their respective Affiliates and any holders of Dissenting Company Shares) in the Offer and the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. An executed copy of such written opinion shall be provided to Parent solely for informational purposes promptly following the date of this Agreement.

4.28 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in the first sentence of Section 5.6 are true, accurate and complete, the Company Board (or a committee thereof) has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the transactions contemplated hereby, and, no other Takeover Provision or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby.

4.29 Eversana Matters.

(a) As of the date of this Agreement, (i) the Company has duly executed and delivered the Eversana CSA and the Loan Agreement (and any and all amendments thereto), true, correct and complete copies of which have made available to Parent and Merger Sub prior to the date of this Agreement; (ii) the Eversana CSA and the Loan Agreement are in full force and effect and represent valid, legal, binding and enforceable obligations of the Company and Eversana in accordance with their terms; and (iii) other than the First Amendment to CSA, Second Amendment to CSA and the Eversana Side Letter (each of which has been made available to Parent), the Eversana CSA and the Loan Agreement have not been amended, modified, withdrawn, terminated or rescinded in any respect.

(b) As of the date of this Agreement, the Company has not taken or omitted to take any action, and to the Knowledge of the Company, there has not been any event that has taken place which, with or without notice, lapse of time or both, would constitute a material breach by the Company or Eversana under the Eversana CSA or an Event of Default (as defined in the Loan Agreement) under the Loan Agreement. The Company is in compliance in all material respects with all of its obligations and covenants pursuant to the Eversana CSA and the Loan Agreement, and since the initial effective date of the Eversana CSA and Loan Agreement has not been in any material breach or noncompliance with the terms thereof, other than to the extent such noncompliance has been waived by Eversana or cured in accordance with the terms thereof.

(c) Section 4.29(c) of the Company Disclosure Letter sets forth, as of September 30, 2025, (i) the total amount of Cumulative Deferred Costs (as defined in the Eversana CSA) accrued and unpaid as of the date of this Agreement, (ii) the total amount of monthly Commercialization Costs and other fees and expenses due and owing to Eversana under Article 5 of the Eversana CSA, and the quantum of such monthly Commercialization Costs and other fees and expenses actually reimbursed for such monthly period, in each case, for the most recent twelve (12) full monthly recording periods immediately prior to the date of this Agreement, and (iii) the total outstanding and unpaid principal and interest balance pursuant to the Loan Agreement.

(d) Upon the Acceptance Time and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, each of Eversana and the Company shall have the right to terminate the Eversana CSA in accordance with the terms thereof (as such terms are clarified by Article 5 of the Eversana Side Letter).

4.30 No Other Representations or Warranties. Except for the express written representations and warranties made by the Company contained in this Article IV, neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates, or the Company’s business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V, none of Parent, Merger Sub or any Representative or other Person on behalf of Parent or Merger Sub makes, or has made, any representations or warranties with respect to Parent, Merger Sub, any of their respective Affiliates or Parent’s or Merger Sub’s business, assets, Liabilities, financial condition or results of operations, any other information provided to the Company in connection with the transactions contemplated hereby or any other matter in connection with the entry into this Agreement and the Merger, the Offer and the other transactions contemplated hereby, and the Company is not relying and has not relied on (and the Company expressly disclaims reliance on) any representation or warranty of any of Parent, Merger Sub or any Representative or other Person on behalf of Parent or Merger Sub except for the representations and warranties of Parent and Merger Sub expressly set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate or limited liability company power and authority to own its properties and assets in the manner in which they are currently owned, used or held and to conduct its business as currently conducted. All of the issued and outstanding shares of capital stock of Merger Sub are owned directly and held of record by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents).

5.2 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, each constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein and (iii) recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the transactions contemplated hereby (including the Offer and the Merger), in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated hereby.

5.3 Schedule TO; Schedule 14D-9.

(a) The Schedule TO and the Offer Documents, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by or on behalf of the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Schedule TO or the other Offer Documents.

(b) None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time of filing the Schedule 14D-9, at the time of any amendment or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer or at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.4 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, prevent or materially impede or materially delay the consummation of the Offer and the Merger by Parent or Merger Sub prior to the Termination Date, the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any Consent of, or filing with or notification to, any Governmental Authority, except (i) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iii) the applicable requirements of NASDAQ, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with or without the giving of notice, the passage of time or both, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound.

5.5 Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation or action pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, or seeks to, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would, or seeks to, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer or the Merger by the Termination Date.

5.6 Interested Stockholder. Neither Parent nor any of its Affiliates (including Merger Sub), nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. None of Parent, Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or other securities of the Company or any options, warrants or other rights to acquire securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

5.7 Financial Statements; Sufficient Funds.

(a) Parent has delivered to the Company true and complete copies of (x) the audited balance sheet of Parent as of December 31, 2024 and the auditor cover letter in respect of the audited consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the fiscal year 2024, and (y) the unaudited balance sheets of Parent as of June 30, 2025, August 31, 2025 and September 30, 2025 (together, the “Parent Financial Information”). The Parent Financial Information fairly presents in all material respects the matters described therein.

(b) Parent currently has, and at all times from and after the date hereof and through the Acceptance Time and the Effective Time will have, available to it, and Merger Sub will have as of the Acceptance Time and at and as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including (a) the payment of the aggregate Offer Price and Merger Consideration and the consideration in respect of the Company Options and Company Warrants, (b) the repayment, prepayment or discharge (after giving effect to the transactions contemplated by this Agreement) of the principal and accrued and unpaid interest outstanding under the Loan Agreement and all other Indebtedness outstanding required to be repaid pursuant to the terms of this Agreement and (c) the payment of all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. Parent’s and Merger Sub’s obligations under this Agreement, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.

5.8 No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

5.9 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

5.10 Absence of Certain Arrangements. As of the date of this Agreement, other than this Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement, the Merger or the Offer or (ii) the Surviving Corporation or any of its businesses or operations (including as to continuing employment) from and after the Effective Time or (b) pursuant to which any (i) such holder of Company Shares would be entitled to receive consideration of a different amount or nature than the Offer Price or Merger Consideration in respect of such holder’s Company Shares, (ii) such holder of Company Shares has agreed to tender its Company Shares in the Offer or vote against any Superior Proposal or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

5.11 No Other Representations or Warranties. Except for the express written representations and warranties made by Parent and Merger Sub contained in this Article V, neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in the certificate to be delivered by the Company pursuant to clause (B)(4) of Annex A, (a) neither the Company nor any Representative or other Person on behalf of the Company makes, or has made, any representations or warranties with respect to the Company or any of its Affiliates, or the Company’s business, assets, Liabilities, financial condition or results of operations, any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby or any other matter in connection with the entry into this Agreement and the Merger, the Offer and the other transactions contemplated hereby, and none of Parent or Merger Sub is relying or has relied on (and each of Parent and Merger Sub expressly disclaims reliance on) any representation or warranty of any of the Company or any of its Representatives or any other Person on behalf of the Company except for the representations and warranties of the Company expressly set forth in Article IV or in the certificate to be delivered by the Company pursuant to clause (B)(4) of Annex A, and (b) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their respective Representatives are not and shall not be deemed to be or include representations or warranties of the Company (and have not been relied upon by Parent or Merger Sub) except (and only to the extent that) an express representation or warranty is made by the Company with respect to such materials or information in an express representation or warranty of the Company set forth in Article IV or in the certificate to be delivered by the Company pursuant to clause (B)(4) of Annex A.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Conduct of Business of the Company. Except (a) as described in Section 6.1 of the Company Disclosure Letter, (b) as required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed, provided, that, Parent may, in its sole discretion, withhold its consent with respect to clauses (ii), (iii), (iv), (v), (vii), (viii), (xii), (xiv) (other than with respect to non-discretionary expenses and non-capital expenses incurred in the ordinary course of business consistent with past practices), (xvii), (xix), (xx), and (xxi) (or (xxiii) with respect to any of the foregoing) of Section 6.1(y)) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company will use its reasonable best efforts to conduct its operations according to its ordinary course of business and in all material respects consistent with past practice, and the Company will use its reasonable best efforts to preserve intact its business organization, including keeping available the services of its Key Employees, and to preserve the present relationships with those Persons having significant business relationships with the Company, and (y) without limiting the generality of the foregoing and notwithstanding the preceding clause (x), the Company will not:

(i) adopt any amendments to its certificate of incorporation or bylaws or other governing documents of the Company;

(ii) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities, other than Company Shares issuable (A) with respect to the exercise, vesting or settlement of Company Options outstanding as of the date hereof or granted in compliance with this Agreement, (B) in respect of the Final Offering Period pursuant to the Company ESPP in accordance with this Agreement or (C) upon the exercise or settlement of Company Warrants outstanding as of the date hereof;

(iii) commence any new Offering Period (as such term is defined in the Company ESPP) under the Company ESPP, permit any individual who is not a current participant in the Final Offering Period to enroll or participate in such Final Offering Period, or permit any employee or participant to increase their rate of contribution or payroll deductions with respect to the Final Offering Period from those that are in effect as of the date of this Agreement;

(iv) acquire, repurchase or redeem or offer to acquire, repurchase or redeem, directly or indirectly, or amend any Company Securities, other than (A) as provided by the Company Stock Plan as in effect on the date hereof, (B) in connection with the satisfaction of exercise price and/or Tax withholding obligations in connection with the exercise and/or settlement of any Company Option outstanding as of the date hereof, or (C) the acquisition by the Company of Company Options in connection with the forfeiture of such Company Options;

(v) split, combine, subdivide or reclassify its capital stock or any other Company Securities or declare, set aside, make or pay any dividend or distribution or deemed distribution (whether in cash, stock or property or any combination thereof) on any shares of its capital stock or other Company Securities;

(vi) (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any material business, assets or securities (other than, in each case, capital expenditures in accordance with subclause (xiv) below and any acquisition of assets used in the manufacture or development of Company Products (other than capital assets), in the ordinary course of business consistent with past practice) for consideration in excess of $50,000.00, (B) sell, lease, or otherwise dispose of any assets of the Company with a fair market value in excess of $50,000.00, except in the case of this clause (B), (1) pursuant to Contracts or commitments existing as of the date of this Agreement that have been made available to Parent, (2) non-exclusive licenses of Intellectual Property Rights pursuant to Incidental Contracts, (3) dispositions of marketable securities in the ordinary course of business consistent with past practice, and (4) dispositions or abandonments of immaterial tangible assets in the ordinary course of business consistent with past practice, (C) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or restructuring, or (D) form any Subsidiary;

(vii) incur, assume or otherwise become liable or responsible for, or materially modify the terms of, any Indebtedness (including the Loan Agreement), except for (A) trade payables incurred in the ordinary course of business consistent with past practice, or (B) the incurrence of any new Commercialization Costs (as such term is defined in Section 5.3 of the Eversana CSA) or other payables, in each case, in accordance with and subject to the terms of the Eversana CSA, and as accounted for in the then-current Commercialization Budget (as such term is defined in Section 1.12 the Eversana CSA);

(viii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(ix) make any loans, advances (other than for ordinary course business expenses in a manner consistent with past practice) or capital contributions to, or investments in, any other Person in excess of $50,000.00, except for (A) advancement of expenses (x) under any indemnification agreement or (y) the certificate of incorporation or bylaws of the Company or (B) investments in cash equivalents (including bank account balances, marketable securities, commercial paper, treasury bills and short term investments) in the ordinary course of business consistent with past practice;

(x) change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP;

(xi) except as required by applicable Law, (A) make, change, revoke or rescind any material election relating to Taxes other than in the ordinary course of business, (B) file any material Tax Return in a manner materially inconsistent with past practices, or make any material amendment with respect to any material Tax Return, (C) settle or compromise any material Tax liability for an amount that materially exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the Company SEC Reports, (D) execute any closing agreement relating to a material amount of Tax with any Taxing Authority (except in connection with a settlement of a Tax liability for an amount that does not materially exceed the amount disclosed, reflected or reserved against in the financial statements contained in the Company SEC Reports) (E) consent to any extension or waiver of any statute of limitations relating to the payment of any material Taxes of or with respect to the Company (other than automatically granted extensions to file Tax Returns), or (F) surrender any right to claim a material Tax refund;

(xii) except as required by applicable Law or pursuant to a Plan in effect on the date hereof and listed in Section 4.14(a) of the Company Disclosure Letter, (A) grant any severance or termination pay, change in control or retention compensation or benefits to its employees, officers, directors or individual consultants or independent contractors, (B) grant any increases in the compensation or benefits payable to its employees, officers, directors or individual consultants or independent contractors (including any increases in severance, termination protection, change in control, retention or similar compensation or benefits), (C) adopt, enter into, amend or terminate any material Plan, (D) grant, pay or award, or commit to grant, pay or award, any bonuses, incentive compensation, Company Option or any other equity or equity-based compensation, (E) take any action to accelerate any rights or benefits under any Plan, or the funding of any payments or benefits under any Plan, (F) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former service provider for any Tax incurred by such service provider, including under Section 409A or

Section 4999 of the Code, or (G) hire or engage the services of any individual as an employee, officer, director or individual consultant or independent contractor, or terminate the service of any employee, officer, director or individual consultant or independent contractor with an annual base salary or annual wage rate of greater than $100,000.00 (other than for cause or upon resignation or due to death or disability);

(xiii) enter into any collective bargaining or similar labor Contract;

(xiv) (A) make or authorize any capital expenditure or incur any obligations, Liabilities or Indebtedness in respect thereof or make or authorize any other payments, cash outlays or other expenditures, except for those contemplated by the operating budget for the relevant fiscal year, which operating budget has been made available to Parent prior to the date of this Agreement and set forth on Section 6.1(xiv) of the Company Disclosure Letter, or (B) make any modifications to or adopt any new operating budget or similar forecast (for fiscal year 2026 or otherwise);

(xv) (A) settle any suit, action, claim, proceeding or investigation other than as contemplated by Section 7.10 or a settlement (1) solely for monetary damages (net of insurance proceeds received) not in excess of $50,000 individually or in the aggregate and (2) without imposing any (a) criminal liability by the Company or its Affiliates, (b) admission of any wrongdoing by the Company or its Affiliates, or (c) material restrictions on the business or activities of the Company, the Surviving Corporation or Parent, or (B) commence any suit, action, claim, proceeding, investigation or other Legal Proceeding;

(xvi) dispose of, sell, transfer, assign, encumber, pledge, abandon, dedicate to the public, fail to maintain, or allow to lapse, in whole or in part, any material Company Intellectual Property Rights, other than as required by applicable Law or in the ordinary course of business;

(xvii) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.1, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, except for any statement of work, purchase order or similar ancillary agreement or documentation issued under an existing Material Contract, in each case not in excess of $50,000.00 individually; or (B) modify, amend or terminate (other than any expiration in accordance with its terms) any Material Contract or any Contract or waive, release or assign any material rights or material claims thereunder;

(xviii) implement or adopt any stockholder rights plan or similar arrangement or enter into any agreement with respect to the voting or registration of any Company Securities;

(xix) (A) exercise any voluntary right of termination available to the Company pursuant to the Eversana CSA, or (B) take any action or omit to take any action that would constitute a material breach or (with or without the giving of notice, the passage of time, or both) would constitute a default or give rise to a right of termination, cancellation, modification or acceleration under the Eversana CSA by Eversana;

(xx) (A) enter into any new line of business or launch, design or develop any new Company Product; or (B) commence, alone or with a third party, any material research and development program, or initiate or undertake, or commit to initiate or undertake, any new clinical trial or preclinical study, in each case, with respect to any existing or prospective Company Product;

(xxi) enter into any joint venture, partnership, limited liability company, clinical or commercial collaboration agreement or any other material collaboration, development, partnership or similar arrangement;

(xxii) subject to applicable Law, make any non-routine, material submissions or filings to the FDA or any other applicable Governmental Authority related to any Company Product, without, to the extent practicable and legally permissible, providing Parent with a reasonable opportunity to review and comment upon such non-routine, material submissions or filings, which such comments the Company shall consider in good faith, provided that any such views or other responses are submitted by Parent to the Company within five (5) days following the Company’s notice to Parent of any of the foregoing (provided, however, nothing in this Section 6.1 shall oblige the Company to incorporate any particular comments, views, or other feedback provided by Parent with respect to any filings or submissions made to the FDA or any comparable Governmental Authority); or

(xxiii) agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

6.2 No Solicitation.

(a) Subject to Section 6.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not, nor shall it authorize or knowingly permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, propose, induce, knowingly encourage or knowingly facilitate (including by way of providing information), any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information or data relating to the Company, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, in any such case with the intent to facilitate the making, submission or announcement of, or otherwise in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in any substantive discussions or negotiations with any Person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (except, solely in response to an inquiry that did not result from a breach of this Section 6.2 or Section 6.3, to refer the Person making such inquiry of the provisions of this Section 6.2 and to limit such conversation or other communication exclusively to such referral), (iv) enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 6.2(c)), (v) exempt any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) from the restriction on “business combinations” under Section 203 of the DGCL or any similar provision contained in applicable Takeover Provisions, the certificate of incorporation or bylaws of the Company or similar governing document, or grant a waiver under Section 203 of the DGCL, (vi) subject to the last sentence of Section 6.2(c), grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other Contract), or (vii) resolve, propose or agree to do any of the foregoing. Subject to Section 6.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any inquiry, proposal, request or offer that constitutes or could reasonably be expected to lead to any Acquisition Proposal. Promptly (and in any event within twenty-four (24) hours) after the date of this Agreement, the Company will, and will cause its Representatives to, terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and within two (2) Business Days after the date of this Agreement request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may inform a Person that has made or is considering making an Acquisition Proposal of the provisions of this Section 6.2.

(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, promptly, and in any event within twenty-four (24) hours following receipt of an Acquisition Proposal or any inquiry, proposal or offer that expressly contemplates or would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice of such Acquisition Proposal or inquiry, proposal or offer (or, if oral, a summary of the material terms and conditions thereof) and the identity of the Person making such Acquisition Proposal, inquiry, proposal or offer. The Company shall keep Parent reasonably informed on a reasonably prompt basis with respect to the status of or any material developments, discussions or negotiations regarding, any Acquisition Proposal, or inquiry, proposal or offer that expressly contemplates or could reasonably be expected to lead to an Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation and summary of communications

(which shall include any proposals or offers) relating thereto that is exchanged between the Person (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within twenty-four (24) hours after the receipt or delivery thereof. For the avoidance of doubt, all information provided to Parent pursuant to this Section 6.2(b) will be subject to the terms of the Confidentiality Agreement.

(c) Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, if at any time prior to the Effective Time, the Company or any of its Representatives has received an unsolicited, bona fide Acquisition Proposal from any Person or group of Persons that did not result from a breach of this Section 6.2 or Section 6.3, then if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B) or (C) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and any of its Representatives may (A) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons, (B) furnish information with respect to the Company to the Person or group of Persons making such Acquisition Proposal (provided that (x) the Company shall substantially concurrently provide or make available to Parent any non-public information concerning the Company that is provided to such Person or group of Persons and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person or group of Persons) and (C) after entering into such Acceptable Confidentiality Agreement, participate and engage in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal regarding such Acquisition Proposal. Prior to or substantially concurrently with the Company first taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board (or a duly authorized committee thereof) made pursuant to the immediately preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement to the extent necessary to permit the applicable Person (if such Person has not been solicited in breach of this Section 6.2) to make an Acquisition Proposal on a confidential basis to the Company Board if (1) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (2) such Person agrees that the Company shall not be prohibited from providing any information to Parent (including regarding any such Acquisition Proposal) in accordance with, and otherwise complying with, Section 6.2 or Section 6.3.

6.3 Company Board Recommendation.

(a) Subject to the terms of this Section 6.3, the Company Board (or a duly authorized committee thereof) shall include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company Stockholders.

(b) Subject to Section 6.3(c), neither the Company Board nor any duly authorized committee thereof shall (i) withdraw, amend, modify or qualify in a manner materially adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner materially adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) publicly approve or recommend an Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company Stockholders, (iv) if any Acquisition Proposal is structured as a tender offer or exchange offer for the outstanding Company Shares and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten (10) business days (as defined in Rule 14d-1(f) promulgated under the Exchange Act) after such commencement, against acceptance by the Company Stockholders of such tender offer or exchange offer and reaffirm the Company Board Recommendation (provided that the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer), (v) fail to reaffirm the Company Board Recommendation within ten (10) business days (as defined in Rule 14d-1(f) promulgated under the Exchange Act) after receipt of a written request of Parent following the public announcement of any Acquisition Proposal, (vi) take any action to exempt any Person (other than Parent or its Subsidiaries) or any action taken by any Person (other than Parent and its Subsidiaries) from any Takeover Provision or (vii) publicly propose to do any of the foregoing (each of clauses (i) through (vii), a “Company Board Recommendation Change”); provided, however, that, notwithstanding anything herein to the contrary, a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, any action contemplated by Section 6.3(d)(i) or any communication that is substantially similar to either of the foregoing, shall not be prohibited under the terms of this Agreement nor shall it be deemed to be a Company Board Recommendation Change or to constitute a breach of this Agreement; provided, that any such disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with this Section 6.3.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board (or a committee thereof) may (i) in response to (A) the receipt of an Acquisition Proposal received after the date hereof that did not result from a breach of Section 6.2, or (B) the occurrence of an Intervening Event, effect a Company Board Recommendation Change, or (ii) in response to an Acquisition Proposal received after the date hereof that did not result from a breach of Section 6.2, enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate this Agreement pursuant to Section 9.1(c)(ii), provided that (1) the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (2) in the case of receipt of an Acquisition Proposal, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal, (3) the Company provides written notice to Parent at least two (2) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 9.1(c)(ii) of its intent to take such action, specifying the reasons therefor (a “Change of Recommendation Notice”), (4) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 9.1(c)(ii), the Company shall, and shall cause its Representatives to, be reasonably available to negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such two (2) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 9.1(c)(ii), and (5) no earlier than the end of such two (2) Business Day period, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed by Parent in a binding written offer irrevocably made by Parent during such two (2) Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation Notice in the case of a Superior Proposal, in the event of any material and adverse change to the financial terms (including any change to the amount or form of consideration payable) or other material and adverse revision to the material terms or conditions of such Acquisition Proposal, the Company shall provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 9.1(c)(ii) following delivery of such new Change of Recommendation Notice shall again be subject to clauses (3) through (5) of the immediately preceding sentence for a period of two (2) Business Days.

(d) Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law.

6.4 Company 401(k) Plan. The Company shall take all actions reasonably necessary to terminate the Company 401(k) Plan effective as of the date immediately prior to (and subject to the occurrence of) the Effective Time. The Company Board shall pass such resolutions and take all actions reasonably necessary pursuant to the terms of the Company 401(k) Plan (including, as the case may be, amending the Company 401(k) Plan or otherwise) to provide (i) no further contributions shall be made to the Company 401(k) Plan with respect to compensation earned after the termination effective date (to the extent permitted by the terms of the Company 401(k) Plan and applicable Law), (ii) all accounts maintained under the Company 401(k) Plan to the extent not already vested shall become 100% vested on the termination effective date, (iii) for any changes required to bring the Company 401(k) Plan in compliance with current law; and (iv) that all account balances maintained under the Company 401(k) Plan shall be distributed to the Company 401(k) Plan participants as soon as administratively feasible after the termination effective date at such time as may be determined by the Company 401(k) Plan administrator and in accordance with the terms of the Company 401(k) Plan and applicable law, including the Code, ERISA, and any applicable regulations thereunder.

6.5 Company Non-Employee Director Compensation Policy. As soon as practicable following the date hereof, the Company shall take all actions reasonably necessary to (i) terminate the Company Non-Employee Director Compensation Policy, effective as of immediately prior to (and subject to the occurrence of) the Effective Time, (ii) make any outstanding payments or equity awards that may be owed or due under the terms of the Company Non-Employee Director Compensation Policy for any and all periods prior to the Closing Date, and (iii) provide that none of the non-employee members of the Company Board shall be entitled to any payments thereunder in connection with the consummation of the Offer, the Merger or the other transactions contemplated hereby (other than with respect to the acceleration and vesting of each outstanding Company Option held by such Company Non-Employee Director, and the Option Closing Consideration payable with respect thereto, in accordance with Section 3.7(d)) or any other cash or equity awards following the Effective Time.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Reasonable Best Efforts.

(a) Except as otherwise provided under Section 6.2 or Section 6.3 or to the extent that any action is governed by a different covenant or obligation hereunder, upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause (A) each of the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and (B) each of the conditions to the Merger set forth in Article VIII to be satisfied as promptly as practicable after the date of this Agreement; (ii) as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer and the Merger; (iii) resist, contest, appeal and remove any Legal Proceeding and have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by this Agreement, (iv) upon the reasonable written request of Parent or Merger Sub, obtain all necessary or appropriate Consents under any Material Contracts to which the Company is a party in connection with this Agreement and the consummation of the transactions contemplated hereby and (v) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Authority) under any Contract.

(b) Parent agrees, on behalf of itself and its Affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, (i) acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would or would reasonably be expected to (A) result in any delay beyond the Termination Date in obtaining, or materially increase the risk of not obtaining prior to the Termination Date, any Consent of any Governmental Authority required in connection with the transactions contemplated hereby (including the Merger) or (B) restrict, prevent, prohibit, impede or delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement.

7.2 Merger. Following the Acceptance Time, each of Parent, Merger Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the Company Stockholders, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality of the foregoing, none of Parent, Merger Sub or the Company shall, and shall not permit and shall cause their respective Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

7.3 Public Statements and Disclosure. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled Affiliates not to, issue any press release or make any public statement with respect to the Merger, the Offer or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release, filing, disclosure or other public statement by the Company permitted by Section 6.3 and any response by Parent or any of its Affiliates thereto (including to announce a Company Board Recommendation Change in accordance with Section 6.3), (c) statements consistent in all material respects with any release, filing disclosure or other public statements previously made in accordance with this Section 7.3, or (d) public statements regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 7.3, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.

7.4 Anti-Takeover Laws. If any Takeover Provision becomes or is deemed to be applicable to this Agreement, the Merger, the Offer or any other transactions contemplated by this Agreement, then Parent, Merger Sub and the Company shall cooperate and take all action reasonably available to render such Takeover Provision inapplicable to the foregoing; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board (or a duly authorized committee thereof) to take any action that would be inconsistent with its fiduciary duties under applicable Law or following a Company Board Recommendation Change.

7.5 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall, and shall cause each of its officers to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance written notice, to the books, records, personnel, facilities, properties and assets of the Company, as from time to time may be reasonably be requested during such period (but not for the purpose of any actual or potential adverse action or dispute between the parties or their Affiliates), and the Company shall furnish promptly to Parent and its Representatives all other information concerning the Company as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) granting such access would violate any obligations of the Company with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective Contract to which the Company is a party (provided, that the Company shall use commercially reasonable efforts to obtain the consent of any such Contract’s counterparty to such inspection or disclosure), (c) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information (provided, that the Company will nonetheless provide Parent and the applicable Representatives of Parent with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses so long as such privilege will not be jeopardized thereby), or (d) such documents or information relate to the evaluation or negotiation of this Agreement, the transactions contemplated hereby or, subject to Section 6.2, an Acquisition Proposal or Superior Proposal. In the event that the Company does not provide access or information in reliance on clauses (a), (b) or (c) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 7.5 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or create a risk of damage or destruction to any property or assets of the Company, shall be subject to the Company’s reasonable security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.5. Nothing in this Section 7.5 or elsewhere in this Agreement shall be construed to require the Company or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

7.6 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company under (i) the indemnification agreements set forth on Section 7.7(a) of the Company Disclosure Letter between the Company and any of its current or former directors and officers prior to the Effective Time, and any person who becomes a director or officer of the Company prior to the Effective Time (collectively, the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation or bylaws of the Company, in each case as in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall cause the certificates of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to elimination of liability of directors, indemnification, exculpation and the advancement of expenses that are no less favorable to the Indemnified Persons than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws of the Company as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified (whether by merger, consolidation, division, conversion, domestication, transfer, continuance, share exchange, operation of law or otherwise) in any manner adverse to the Indemnified Persons except as required by applicable Law or as provided below.

(b) Without limiting the generality of the provisions of Section 7.7(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each an “Indemnified Proceeding”), to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains or relates directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as director, officer or employee of the Company or by reason of (or the fact that such Indemnified Person is or was serving as) a director, officer or employee of the Company, to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time, (ii) any of the transactions contemplated by this Agreement or (iii) the enforcement of any of the rights of such Indemnified Person (or his or her heirs or legal representatives) under this Section 7.7, provided that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice of any prospective, threatened or actual Indemnified Proceeding for which indemnification or advancement may be sought under this Section 7.7(b), then the obligations of the Surviving Corporation under this Section 7.7 shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved, provided, further, that, notwithstanding anything in this Section 7.7(b) to the contrary, the Surviving Corporation shall not be obligated under this Section 7.7(b) to provide any indemnification in favor of an Indemnified Person in connection with any Legal Proceeding (or any part of any Legal Proceeding) arising out of (A) such Indemnified Person’s actions or omissions (or alleged actions or omissions) which the Surviving Corporation has determined was conducted in bad faith, fraudulent or deliberately dishonest or constituted willful misconduct, or (B) a breach by such Indemnified Person of any agreement with Merger Sub or the Surviving Corporation or of such Indemnified Person’s duty of loyalty to the Surviving Corporation or resulting in any personal profit or advantage to which such Indemnified Person is not legally entitled. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under this Agreement, promptly following a request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking by such Indemnified Person, to the extent required by Law, to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification therefor hereunder.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall maintain in effect for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage, terms, conditions, retentions, limits of liability, deductibles and amounts not less favorable to the insured Persons than the policies of the Company in effect as of the date of this Agreement; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase coverage as favorable to the insured Persons as is available for such amount as long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time. The Surviving Corporation shall maintain the D&O Insurance “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time. For six (6) years after the Closing Date, Parent shall make available to the Surviving Corporation up to $500,000.00 to satisfy retention obligations applicable to the D&O Insurance tail policy; provided, however, that Parent’s aggregate liability and obligations is limited to $500,000.00.

(d) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 7.7 shall continue in effect until the final, non-appealable disposition of such claim, action, suit, proceeding or investigation.

(e) In the event that the Surviving Corporation (or any of their successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or engages in any division transaction, or (ii) transfers, conveys or otherwise disposes of all or substantially all of its properties and assets to any Person or effects any division transaction, then, in each such case, the Surviving Corporation shall make proper provision so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 7.7.

(f) This Section 7.7 shall survive the consummation of the Merger and is intended to benefit, and from and after the Effective Time shall be enforceable by, each of the Indemnified Persons and their respective successors, assigns, heirs and legal representatives, and shall not be amended, terminated, altered, repealed or modified from and after the Effective Time in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 7.7 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise, and are in addition to, and not in substitution for, any such other rights.

7.8 Employee Matters. The Surviving Corporation shall cause the employment of each of the Key Employees to be terminated effective immediately following the Effective Time in compliance with applicable Laws. In connection with the Merger, the Surviving Corporation shall pay to each Key Employee, in cash, on the Closing Date, his or her accrued but unpaid base salary through the Closing Date plus an amount equal to the accrued and unpaid vacation and paid-time-off (PTO) benefits as of such date. In connection with such terminations, Parent shall cause the Surviving Corporation shall enter into a separation agreement and general release of claims on the Closing Date in the form attached to the employment agreements with each of the Key Employees as in effect on the date hereof, and to pay the applicable severance amounts thereunder at such times and subject to such conditions as are specified in each respective separation agreement.

7.9 Obligations of Merger Sub. Merger Sub and the Surviving Corporation shall perform, satisfy and discharge on a timely basis their respective covenants, obligations and liabilities under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

7.10 Certain Litigation. The Company shall promptly (and in any event within two (2) Business Days) advise Parent of any Legal Proceeding threatened in writing to the Company or asserted, or commenced after the date hereof against the Company and/or any of its directors or officers (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (any such Legal Proceeding, “Transaction Litigation”), and shall keep Parent reasonably informed regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with legal counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 7.10,

“participate” means that Parent will be kept reasonably apprised on a reasonably prompt basis of the proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its legal counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation, or file any supplemental disclosures to moot or otherwise address the claims in any Legal Proceeding, other than with respect to comments from the SEC or its staff regarding the Schedule 14D-9 or other Offer Documents which are the subject of Section 2.1(f), without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 7.10, no such action shall be required to be taken with respect to any disputes between any of the Company or any of its Affiliates, on the one hand, and any of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, on the other hand.

7.11 Delisting; Deregistration. Each of the parties agrees to reasonably cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from NASDAQ and deregister the Company with the SEC; provided that such delisting and deregistration shall not be effective until after the Effective Time. The Company shall not effect such delisting or deregistration prior to the Effective Time.

7.12 14d-10 Matters. Prior to the Acceptance Time, the Compensation Committee of the Company Board shall have taken all steps as may be necessary to (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, any agreement, plan, program, arrangement or understanding entered into or established by the Company with or on behalf of its officers, directors or employees, in each case, at or prior to the Expiration Time, including any amendment or modification thereto, and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to such agreement, plan, program, arrangement or understanding.

7.13 Parent Stockholder Consent. Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent shall duly execute and deliver a written consent in its capacity as the sole stockholder of Merger Sub duly adopting this Agreement and the transactions contemplated hereby in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.

7.14 Payoff; Other Eversana Matters.

(a) The Company shall use its reasonable best efforts to obtain and deliver to Parent, (a) at least one (1) Business Day prior to the Closing Date, a customary payoff letter with respect to the Loan Agreement and (b) promptly after the Closing Date, other customary documents relating to the release of guarantees and Liens under the Loan Agreement and any related security documents. The Company shall take the actions set forth on Section 7.14 of the Company Disclosure Letter.

(b) Prior to the Company and Eversana agreeing to any deviations from the Commercialization Budget set forth in the Eversana Side Letter, the Company shall keep Parent and Merger Sub reasonably apprised of any such negotiations or discussions, and reasonably consult with Parent and Merger Sub in connection therewith.

7.15 FIRPTA Certificate. The Company shall deliver to Parent at or prior to the Closing a certification of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2); provided, however, that Parent’s sole recourse with respect to the failure to provide the certificate under this Section 7.15 shall be Parent’s ability to deduct and withhold (or cause such deduction or withholding to occur) from the consideration otherwise payable pursuant to this Agreement to any Person in accordance with Section 3.8(e).

ARTICLE VIII

CONDITIONS TO THE MERGER

The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

8.1 Purchase of Company Shares. Merger Sub shall have irrevocably accepted for payment all of the Company Shares validly tendered and not validly withdrawn pursuant to the Offer and Merger Sub shall have consummated the Offer.

8.2 No Legal Prohibition. The consummation of the Merger shall not be restrained, enjoined, prevented or otherwise prohibited or made illegal by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Authority of competent jurisdiction then in effect, and there shall not be in effect any Law that was enacted, promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction that restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination Prior to the Acceptance Time. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Acceptance Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company by written notice to the other:

(i) if (A) the Acceptance Time shall not have occurred on or before 5:00 p.m. New York City time on May 3, 2026 (as such date may be extended pursuant to the immediately succeeding proviso or by the mutual written consent of the parties hereto, the “Termination Date”) for any reason; or (B) the Offer shall have expired and not have been extended in accordance with Section 2.1(d)(ii) without acceptance for payment of the Company Shares tendered in the Offer within the period required by Section 2.1(e); provided, however, that the right to terminate this Agreement pursuant to either clause (A) or (B) of this Section 9.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose breach of its obligations under this Agreement was the primary cause of the failure of the Acceptance Time to occur on or before the date of such termination; or

(ii) if any court of competent jurisdiction or any other Governmental Authority of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Offer or the Merger by any Governmental Authority of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal (A) prior to the Acceptance Time, the consummation of the Offer, or (B) prior to the Effective Time, the consummation of the Merger, and, in each case, such Order or Law shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose breach of its obligations under this Agreement has been a principal cause of such Order or Law.

(c) by the Company by written notice to Parent at any time prior to the Acceptance Time, in the event that:

(i) (A) the Company is not in breach of this Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 9.1(d)(i), (B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Offer or the Merger by the Termination Date, and (C) such breach, failure to perform or inaccuracy of Parent and/or Merger Sub is not capable of being cured by the Termination Date or, if capable of being cured, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy;

(ii) (A) the Company Board (or a duly authorized committee thereof) shall have determined to terminate this Agreement in accordance with the terms set forth in Section 6.3 in order to concurrently enter into a binding definitive agreement with respect to a Superior Proposal, and (B) such Superior Proposal shall not have resulted from a material breach of Section 6.2 or Section 6.3 with respect to such Superior Proposal and any Acquisition Proposal that was a precursor thereto, and (C) the Company pays Parent, immediately before or concurrently with and as a condition to such termination, the Company Termination Fee payable to Parent pursuant to Section 9.3(c)(ii);

(iii) Merger Sub shall have failed to commence or extend the Offer when required to do so in accordance with the terms of Article II within three (3) Business Days of the applicable time specified therein; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(c)(iii) if the Company’s breach of its obligations under this Agreement was a proximate cause of such failure to commence or extend the Offer; or

(iv) if at any time following the Expiration Time, (A) the conditions set forth in Annex A (other than those conditions that by their nature are to be satisfied as of immediately prior to the Expiration Time, but subject to such conditions being able to be satisfied or waived at or prior to the Expiration Time) have been satisfied or waived at or prior to the Expiration Time (after giving effect to any extensions thereof in accordance with this Agreement), (B) Merger Sub shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer in accordance with Article II, (C) the Company has delivered written notice to Parent of the Company’s intention to terminate this Agreement pursuant to this Section 9.1(c)(iv) if Merger Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three (3) Business Days following the date of the Company’s delivery of such notice (with such notice stating the basis for such termination), and (D) Merger Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three (3) Business Days after the notice in clause (C) has been provided; provided that, notwithstanding anything in Section 9.1(b)(i) to the contrary, the Company shall be permitted to terminate this Agreement pursuant to Section 9.1(b)(i) during any such three (3) Business Day period following delivery of the notice referred to in clause (C) above.

(d) by Parent, by written notice to the Company at any time prior to the Acceptance Time, in the event that:

(i) (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 9.1(c)(i), (B) the Company shall have breached or failed to perform any of its covenants or agreements or other obligations under this Agreement that would give rise to the failure of the condition set forth in clause (B)(3) of Annex A to be satisfied if such breach or failure to perform were continuing as of immediately prior to the Expiration Time, or any of the representations and warranties of the Company set forth in this Agreement shall have been or becomes inaccurate, such that the condition set forth in clause (B)(2) of Annex A would not be satisfied if such inaccuracy were continuing as of immediately prior to the Expiration Time, and (C) such breach, failure to perform or inaccuracy of the Company is not capable of being cured by the Termination Date or, if capable of being cured, is not cured within thirty (30) days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

(ii) (A) a Company Board Recommendation Change shall have occurred or (B) the Company shall have committed a Willful Breach of their respective obligations under Section 6.2 or Section 6.3.

9.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other Representative of such party or parties) to the other party or parties hereto, as applicable, except (a) the penultimate sentence of Section 7.5, this Section 9.2, Section 9.3 and Article X and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any fraud or Willful Breach of this Agreement that occurs prior to such termination (which liability or damages the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby), and such party shall have the right to seek damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company and the Company Stockholders (taking into consideration all relevant matters). The parties hereto acknowledge and agree that, to the extent Parent or Merger Sub is required to pay damages in connection with the termination of this Agreement that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the Company and by Persons who are Company Stockholders as of the date on which this Agreement is terminated in respect of Company Shares.

9.3 Fees and Expenses.

(a) General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Transfer Taxes. Except as expressly provided in Section 3.8(d), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes (the “Transfer Taxes”) incurred in connection with the transaction contemplated by this Agreement and the transactions contemplated hereby shall be paid by Parent and Merger Sub when due. Parent and Merger Sub shall prepare and file, at their expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

(c) Company Termination Fee. The Company shall pay to Parent $1,500,000.00 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) this Agreement is terminated (1) by Parent or the Company pursuant to Section 9.1(b)(i) (Termination Date) (provided, that (x) the conditions to the Offer set forth in clause (B)(1) of Annex A are satisfied at the time of such termination pursuant to Section 9.1(b)(i) (Termination Date), and (y) in the event such termination pursuant to Section 9.1(b)(i) (Termination Date) is a termination by the Company, the right to terminate this Agreement pursuant to Section 9.1(b)(i) (Termination Date) is then available to Parent) or (2) by Parent pursuant to Section 9.1(d)(i) (Breach of the Company’s Representations, Warranties or Covenants); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal (whether or not conditional and whether or not withdrawn) shall have been made to the Company or publicly announced or shall have become publicly disclosed and, in any case, shall not have been withdrawn or otherwise abandoned (publicly withdrawn or publicly abandoned in the case of an Acquisition Proposal that was publicly announced or disclosed) prior to the date that is two (2) Business Days prior to the Expiration Time, in the case of termination pursuant to Section 9.1(b)(i)(B) or prior to the termination of this Agreement, in the case of termination pursuant to Section 9.1(d)(i); and (C) within twelve (12) months following such termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal that is later consummated or consummates an Acquisition Proposal, in which case the Company Termination Fee shall be payable within two (2) Business Days after the consummation of such Acquisition Transaction;

(ii) this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) (Superior Proposal), in which case the Company Termination Fee shall be payable substantially concurrently with (and in any event as a condition of) such termination; or

(iii) this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii)(A) or (B) (Company Board Recommendation Change; Willful Breach), in which case the Company Termination Fee shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 9.3(c)(i), all references in the definition of “Acquisition Transaction” to “twenty percent (20%)” and “eighty percent (80%)” shall each be deemed to be references to “fifty percent (50%).”

(d) Single Payment Only. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Termination Fee as Exclusive Remedy. The parties acknowledge that (x) the agreements contained in Section 9.3(c) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages (and not a penalty) in a reasonable amount that shall compensate Parent, Merger Sub and their respective Affiliates in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision, and (y) without these agreements, the parties would not enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event the Agreement is terminated under the circumstances in which the Company Termination Fee is paid, (i) the payment by the Company of the Company Termination Fee pursuant to Section 9.3(c) (including, in each case, any additional amount payable pursuant to this Section 9.3(e)) shall be the sole and exclusive remedy of Parent and Merger Sub, and (ii)(A) neither Parent nor Merger Sub shall, and neither of Parent nor Merger Sub shall be entitled to, bring, threaten, commence, maintain or seek any recovery in connection with and (B) the Company shall not have any liability for or with respect to, in the case of each of clauses (ii) (A) and (ii)(B), any action, suit, claim, proceeding, investigation, arbitration or inquiry against the Company arising out of this Agreement, any of the transactions contemplated hereby, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Offer, the Merger or any other transactions contemplated hereby to be consummated. If the Company fails to timely pay any amount due pursuant to this Section 9.3, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in the collection of such overdue amounts (including, without limitation, in connection with any related Legal Proceeding commenced in connection therewith which results in a judgment against the Company for the payment set forth in this Section 9.3), together with interest on such amounts at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Notwithstanding the foregoing, payment of the Company Termination Fee will not relieve either party from liability, or otherwise prevent, limit or otherwise restrict the right of either party to bring or maintain any claims arising out of the other party’s fraud or Willful Breach.

9.4 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price.

9.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms. Notwithstanding anything herein to the contrary, after the Acceptance Time, neither Parent nor Merger Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Merger Sub of any of its obligations hereunder (and this Agreement shall not be construed to impose any such conditions or excuse such performance).

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand, or (d) on the date of receipt, if delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient or address as designated in a written notice to the other parties hereto in accordance with this Section 10.2):

(a)	if to Parent or Merger Sub, to:

c/o QOL Medical, LLC

3405 Ocean Drive

Vero Beach, FL 32963

Attention: Derick Cooper; Matthew Wotiz

Email: [***]

with a copy (which shall not constitute notice) to:

Hill, Ward & Henderson, P.A.

101 East Kennedy Blvd., Suite 3700

Tampa, FL 33602

Attention: John C. Connery, Jr.; Roland S. Chase

Email: john.connery@hwhlaw.com; roland.chase@hwhlaw.com

(b)	if to the Company, to:

Evoke Pharma, Inc.

420 Stevens Avenue, Suite 230

Solana Beach, CA 9207Attention: Matthew D’Onofrio; Mark Kowieski

Email: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626-1925

Attention: Daniel Rees; Matthew Bush

Email: daniel.rees@lw.com; matthew.bush@lw.com

10.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent or Merger Sub may assign, in its sole discretion and without consent of the other parties, any of or all of its rights, interests and obligations under this Agreement to any Affiliate of Parent, but no such assignment shall relieve Merger Sub or Parent, as applicable, of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

10.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Mutual Confidentiality Agreement, dated as of April 7, 2025 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

10.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, ON THE OTHER HAND,

MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.6 Third Party Beneficiaries. Notwithstanding anything herein to the contrary, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and the permitted assigns of Parent and Merger Sub, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 7.7, (b) subject to Section 9.2 and the last sentence of this Section 10.6, the right of the Company Stockholders to seek monetary damages (including monetary damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders), (c) from and after the Acceptance Time, the rights of the Company Stockholders pursuant to the Offer to receive the Offer Price, as provided in Article II and in accordance with the Offer, and (d) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Securities to receive the Merger Consideration, Option Closing Consideration, or Warrant Consideration as applicable, as provided in Article III. Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (b) of this Section 10.6 and the provisions of Section 9.2 with respect to the ability to seek and, if awarded, the recovery of, damages based on the losses suffered by the Company Stockholders (including the loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders) shall only be enforceable on behalf of the Company Stockholders by the Company in its sole and absolute discretion, as agent for the Company Stockholders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Company Shares and subsequently be transferred therewith.

10.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be effected as originally contemplated to the fullest extent possible.

10.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving Willful Breach or fraud; provided, however, that in no event shall Parent or Merger Sub be entitled to both the payment of the Company Termination Fee, on the one hand, and either specific performance or any other monetary or other remedies, on the other hand.

10.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

10.13 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

10.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

QOL MEDICAL, LLC

By:	/s/ Matthew Wotiz
	Name:	Matthew Wotiz
	Title:	Vice President, Business Development

QOL-EOS MERGER SUB, INC.

By:	/s/ Matthew Wotiz
	Name:	Matthew Wotiz
	Title:	Secretary

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

EVOKE PHARMA, INC.

By:	/s/ Matthew J. D’Onofrio
Name: Matthew J. D’Onofrio
Title: Chief Executive Officer and Director

(Signature Page to Agreement and Plan of Merger)

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of November 3, 2025 (the “Agreement”), by and among QOL Medical, LLC, a Delaware limited liability company (“Parent”), QOL-Eos Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Evoke Pharma, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Merger Sub to extend the Offer pursuant to, the terms and conditions of the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the Expiration Time, in the event that, as of immediately prior to the Expiration Time (A) the Minimum Condition shall not have been satisfied; or (B) any of the following shall not have been satisfied or waived by Parent or Merger Sub (to the extent such waiver is permitted by applicable Law):

(1) no Governmental Authority of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer (including, for the avoidance of doubt, the acquisition of Company Shares by Parent or Merger Sub in connection therewith) or the Merger;

(2) (i) the representations and warranties of the Company contained in Section 4.11(a) shall be true and correct in all respects as of immediately prior to the Expiration Time as though made as of such time; (ii) any representation or warranty of the Company contained in Section 4.2(a) and Section 4.2(b) (Capitalization) shall be true and correct in all respects, other than any de minimis inaccuracies, as of the date hereof and at and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of a different date or period of time, in which case as of such different date or period of time), (iii) the representations and warranties of the Company contained in Section 4.1(a) (Organization and Qualification), Section 4.2 (other than Section 4.2(a) and Section 4.2(b)) (Capitalization), Section 4.3 (Corporate Power; Enforceability), Section 4.4 (Company Board Approval), Section 4.5 (Stockholder Approval), Section 4.6(a) (Violation of Governing Documents), and Section 4.13 (Brokers; Certain Expenses) of the Agreement (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein), shall be true and correct in all material respects at and as of the date hereof and at and as of immediately prior to

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the Expiration Time (as though made at and as of such time except to the extent expressly made as of a different date or period of time, in which case as of such different date or period of time), and (iv) any other representation and warranty of the Company contained in Article IV of the Agreement (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein, except for the word “Material” as used in the definition of “Material Contract”) shall be true and correct in all respects as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of a different date or period of time, in which case as of such different date or period of time), except, in each case, where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

(3) the Company shall have complied with and performed in all material respects all agreements and covenants to be performed by it under the Agreement at or prior to the Expiration Time;

(4) the Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that the conditions set forth in clauses (B)(2), (B)(3), (B)(6) and (B)(7) of this Annex A shall have been satisfied as of immediately prior to the Expiration Time;

(5) the Agreement shall not have been terminated in accordance with its terms;

(6) since the date hereof, the Company shall not have, without Parent’s prior written consent, modified, terminated or amended the Eversana CSA or the Loan Agreement in any respect or waived, released or assigned any material rights or material claims thereunder; and

(7) since the date hereof, there shall not have occurred a Company Material Adverse Effect that is continuing.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Merger Sub and Parent to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement. The foregoing conditions are for the sole benefit of Parent and Merger Sub (except for the conditions set forth in clauses (A) and (B)(5)), may be asserted by Parent or Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time prior to the Acceptance Time in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Agreement and the applicable rules and regulations of the SEC.

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ANNEX B

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

[See attached.]

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ANNEX C

BYLAWS OF THE SURVIVING CORPORATION

[See attached.]

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